EXECUTION COPY

SHAREHOLDERS AGREEMENT

made between

Freeport-McMoRan Mineral Properties Canada Inc.

and

Amarc Resources Ltd.

in respect of the ownership and operation of

Aurora Minerals Ltd.

Dated August 20, 2025

Counsel to Freeport is confidential information.

TABLE OF CONTENTS

Certain financial mechanics are confidential.

Project mechanics are confidential.

THIS SHAREHOLDERS AGREEMENT, is dated as of August 20, 2025

AMONG:

Freeport-McMoRan Mineral Properties Canada Inc., a company organized under the laws of the Province of British Columbia
("**Freeport**")

AND:

Amarc Resources Ltd., a company incorporated under the laws of the Province of British Columbia
("**Amarc**")

AND:

Aurora Minerals Ltd. a company organized under the laws of British Columbia
(the "**Company**")

RECITALS

WHEREAS,

A. The Company was formed pursuant to a Mineral Property Earn-In Agreement made as of May 11, 2021, between Freeport and Amarc (the "**Earn-in Agreement**"), under which Freeport was granted the option by Amarc (the "**First Option**") to acquire a 60% Interest in the Assets, by incurring $35,000,000 of Expenditures on the Assets and thereupon contributing such 60% Interest to the Company concurrently with Amarc contributing its 40% Interest in such Assets and assigning certain related Underlying Agreements to the Company (capitalized terms are defined in Section 1.01);

B. Freeport having now earned its 60% Interest and the Parties having assigned their Interests, the registered titles to the Assets, and the Underlying Agreements to the Company, its share capital is now owned as to 60% by Freeport and 40% by Amarc ("**Participating Interests**"); and

C. This Agreement confirms that Freeport was also granted in the Earn-in Agreement a further exclusive right and option, to increase its Participating Interest to 70% by continuing to sole-fund the Company's Operations on the Assets for a further $75,000,000 and thereby acquire an additional direct 10% Participating Interest;

NOW THEREFORE, this Agreement witnesses that for and in consideration of the mutual promises herein contained, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions.

For purposes of this Agreement, in addition to capitalized words and phrases otherwise defined herein, the following capitalized words and phrases shall have the following meanings:

"**Acquiring Shareholder**" has the meaning given in Section 23.01(b);

"**Acquisition Costs**" has the meaning given in Section 23.01(b)(i);

"**Acquisition Notice**" has the meaning given in Section 23.01(b)(ii);

"**Additional Rights**" has the meaning given in Section 23.01(b);

"**Affiliate**" means, with respect to a Person, any person, partnership, corporation, joint venture, association, joint-stock company, trust, unincorporated organization or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, such Person and, for such purposes, "**control**" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise, and includes a partnership or joint venture over which such Person exercises control;

"**Agreement**" means this Shareholders Agreement and includes any schedule attached hereto;

"**Amarc**" has the meaning given in the preamble to this Agreement;

"**Amarc Directors**" means Directors designated or appointed by Amarc;

"**Amarc TC Members**" means TC Members designated by Amarc;

"**Anti-Fraud Laws**" means and includes applicable anti-bribery, anti-corruption, and anti-money laundering laws, rules, regulations, decrees and official governmental orders of Canada (including the *Corruption of Foreign Public Officials Act* (Canada) and the *Proceeds of Crime (Money Laundering) and Terrorist Financing Act* (Canada)), of the United States (including the FCPA) as well as any other applicable legislation implementing either the United Nations Convention Against Corruption or the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

"**Applicable Law**" or "**Applicable Laws**" means all applicable federal, provincial, territorial, state, regional and local laws (statutory or common), rules, ordinances (including zoning and mineral removal ordinances), regulations, grants, concessions, franchises, licences, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature (including

any applicable securities laws or regulations, and any applicable rules of any stock exchange, imposing disclosure requirements, and including, for greater certainty, Anti-Fraud Laws);

"**Approve**", "**Approved**" or **"Approval"** means a written consent, duly passed resolution or other written agreement or confirmation passed or consented to by the requisite majority of Directors, TC Members or Shareholders, as the context requires;

"**Approved Budget**" means the Budget which was Approved and is in effect with respect to the Operations and activities of the Company on or related to the Assets;

"**Approved Work Program**" means the Work Program which was Approved and is and is in effect with respect to the Operations and activities of the Company on or related to the Assets;

"**Approved Study Program**" has the meaning given in Section 13.01(d);

"**Area of Interest**" means described and depicted on Schedule C of this Agreement; Property boundaries are confidential.

"**Assets**" means the Property, all Mineral Rights comprising the Property and, including, without limitation, all associated licences, claims, leases, permits, lease agreements, contracts, Other Rights, Facilities, data (including geological data, studies, designs plans, financial and other report), maps, information, technical reports, drill core, samples and assays together with exploration tools, equipment, supplies, cash, cash receivables, financial instruments and supplies thereafter acquired by a Party in relation to the Property, and all Mineral Rights applied for or granted at any time hereafter in respect of, from or relating to the Property or another Asset under this definition;

"**Auditors**" means the auditors of the Company appointed by the Board from time to time;

"**Available Cash**" has the meaning given in Section 10.05;

"**Bankruptcy and Insolvency Law**" means the *Bankruptcy and Insolvency Act* (Canada), the *Companies' Creditors Arrangement Act* (Canada), the *Canada Business Corporations Act*, the *Winding-up and Restructuring Act* (Canada), and all other liquidation, winding-up, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, plan of arrangement, reorganization, proposal or similar statutes, laws, rules and regulations of Canada, or any province or territory thereof or any other applicable jurisdictions, in effect from time to time;

"**Board**" means the board of directors of the Company;

"**Budget**" means a budget for the Company (which, for the avoidance of doubt, shall cover all Operations and activities with respect to the related Work Program);

"**Business Day**" means a day other than a Saturday, Sunday or legal holiday generally observed by commercial banks in (i) Phoenix, Arizona; or (ii) Vancouver, British Columbia, Canada;

"**Canada Prime Rate**" means, on any day, the annual rate of interest established by Bank of Nova Scotia and in effect on such day as the reference rate it will use to determine the rate of interest charged on Canadian dollar loans to customers in Canada; *provided that* in no event shall the Canada Prime Rate be less than zero;

"**Cash-call Notice**" has the meaning given in Section 12.01(c);

"**Claimant**" has the meaning given in Section 21.01;

"**Class A Common Shares**" means Class A common shares without par value in the capital of the Company;

"**Class B Common Shares**" means Class B common shares without par value in the capital of the Company;

"**Company**" means Aurora Minerals Ltd., a company organized under the Business Corporations Act *(British Columbia)*;

"**Confidential Information**" has the meaning given in Section 20.01;

"**Constitution**" means the constituting documents of the Company, as amended from time to time as permitted by Applicable Law or this Agreement, which as of the Effective Date are substantially in the form of the Notice of Articles and Articles attached as Schedule D hereto;

"**Contributing Shareholder**" has the meaning given in Section 12.04(b);

"**Contribution**" means an actual or deemed (i) payment for Shares by a Shareholder or (ii) the making of a subordinated loan by a Shareholder or (iii) any other form of capital or other financial contribution or assistance made to or for the benefit of the Company by a Shareholder, in each case, in accordance with the terms of this Agreement;

"**Contribution Agreement**" means the contribution agreement between Freeport, Amarc and the Company dated August 20, 2025;

"**Default Dilution Event**" has the meaning given in Section 12.04(a)(B);

"**Deemed Aggregate Initial Contributions**" has the meaning given in Section 11.01, as it may be adjusted upwards under Section 11.03(b);

"**Deemed plus Actual Contributions**" means, at any time, in respect of any Shareholder (i) its share of Deemed Initial Aggregate Contributions plus (ii) all subsequent Contributions made to the Company by such Shareholder pursuant to this Agreement;

"**Defaulting Party**" has the meaning given in Section 22.03;

"**Designated Officers**" has the meaning given in Section 8.01;

"**Development**" means all Operations conducted in accordance with this Agreement after Approval by the Board of a Feasibility Study to prepare a deposit for the extraction, processing

and sale of minerals, including the implementation of Projects in accordance with the terms of this Agreement through construction (or expansion) of one or more Mines and related milling, metallurgical processing and other facilities and undertaking other related activities;

"**Development Work Program**" means a Work Program with respect to Development;

"**Dilution Royalty**" means a
from the Property granted by the Company pursuant to Section 12.07(a), in the form set out in Schedule B, ;

Dilution royalty details is confidential information.

"**Director**" means a member of the Board;

"**Earn-in Agreement**" has the meaning given in Recital B;

"**Effective Date**" means the date of this Agreement as first written above;

"**Elective Dilution Event**" has the meaning given in Section 12.04(a)(A);

"**Emergency Expenditures**" has the meaning given in Section 12.03;

"**Encumbrance**" means any lien or deemed trust (statutory or otherwise), charge, hypothecation, pledge, mortgage, title retention agreement or arrangement, conditional sale agreement, right of set-off or arrangement, option or earn-in agreement, covenant, condition, lease, licence, security interest of any nature (including any Security Interest), claim, exception, reservation, easement, encroachment, right of occupation, right-of-way, right-of-entry, matter capable of registration against title, assignment, right of pre-emption, right of first refusal, right, interest or arrangement which has the effect of giving another Person a preference, priority or advantage over creditors, right that a Person (other than the owner) has to remove something from land (including a profit à prendre), restrictive or positive covenant, lease or licence to use or occupy, royalty, or right, privilege or any other encumbrance or other adverse Third Party interest of any nature (including any execution, seizure, attachment or garnishment which binds property), regardless of form, whether or not registered or registrable and whether or not consensual or arising by any Applicable Law, and includes agreement to give or create any of the foregoing, but does not include governmental rights including eminent domain, taxation, or assessment work requirements or other like rights of general application to mineral tenures in British Columbia;

"**Event of Force Majeure**" means any event or circumstance, or a combination of events and/or circumstances:

(a) that causes or results in the prevention or delay of a Party from performing any of its obligations under this Agreement;

(b) which is beyond the reasonable control of that Party; and

(c) could not, or the effects of which event or circumstance (or combination thereof) could not have been prevented or delayed, mitigated, overcome or remedied by the relevant Party acting reasonably,

and, provided the event or circumstance meets the foregoing criteria, includes:

(i) acts of war (whether war be declared or not); public disorders, insurrection, rebellion, revolution, terrorist acts, sabotage, riots or violent demonstrations;

(ii) civil disobedience, including as caused by indigenous peoples, environmental activists, non-governmental organizations or community groups or other Persons;

(iii) injunctions imposed by any Governmental Authority except if caused by a breach of Applicable Law or a court resolution;

(iv) explosions, fires or floods not attributable to a Party's gross negligence or wilful misconduct;

(v) fires, floods, earthquakes, hurricanes or other natural calamities or acts of God;

(vi) shortages in workforce or supplies, travel and access restrictions imposed by Governmental Authority or other Third Parties, or delay caused by endemics, epidemics or pandemics;

(vii) strike or lockout or other industrial labour action or disruption (including unlawful but excluding lawful strikes or lockouts or other industrial labour action) which:

(A) has national, regional, provincial or state-wide application,

(B) directly affects the performance of the obligations under this Agreement, and

(C) lasts for more than seven consecutive calendar days;

(viii) any action or failure to act within a reasonable time without justifiable cause by any Governmental Authority, its employees or agents including the denial of, or delay in granting, any land tenure, concession, authorization, licence, permit, lease, consent, approval or right which denial or delay shall imply a material adverse effect on the construction or operation of any Project in respect of the Assets, upon due application and diligent effort by the Party to obtain same, or the failure once granted to remain in full force and effect or to be renewed on substantially similar terms;

(ix) denial of access to the Assets by any surface-landowner in the area where the Assets are located;

(x) interference with the Assets by way of delaying the issuance of any land tenure, concession, authorization, licence, permit, lease, consent, approval

or right or by denying access to the Assets, by native or indigenous Persons in connection with land claims, native title rights or interests, cultural heritage or other disputes relating thereto, or other occupants of the lands comprising, or around, the Assets; and

(xi) injunctions (granted by a court or other Governmental Authority) not caused by any breach of this Agreement by any Party whether of the kind enumerated above or whether foreseen, foreseeable or otherwise unforeseeable;

"**Expenditures**" has the meaning given in Schedule E;

"**Exploration**" means all Operations, excluding Development and Mining, directed towards ascertaining the existence, location, quantity, quality or commercial value of deposits of minerals;

"**Facilities**" means all mines and plants, including all pits, shafts, haulageways and other underground workings, all milling and metallurgical plants, all leach pads, surface roads, railroad tracks and spurs, dumps and tailings ponds, all buildings, plants and other structures, fixtures and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in or on the Assets and relating to Operations, including, for greater certainty, Operations outside the Assets, if for the benefit of the Assets;

"**FCPA**" means the U.S. Foreign Corrupt Practices Act of 1977;

"**Feasibility Study**" means a study prepared in compliance with the standards set out in NI 43-101 (or a similarly recognized reporting standard) and in conjunction with a recognized international mining engineering firm assessing the feasibility of placing the Assets into production at a commercially acceptable rate of return on capital, in such form and detail and using such assumption as to mineral prices as are customarily and reasonably done by major international mining companies, and of a standard reasonably required by major financial institutions in connection with consideration of project financing, in determining the viability of mining projects such as the Assets and shall include a reasonable assessment of the mineable mineral reserves and their amenability to milling or processing, a complete description of the work, equipment and supplies, environmental studies, mitigation and project closure plans required to bring the Assets into production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed Operations, and estimates used in preparation of the study shall be projected to have an accuracy of +/- 15 % for capital and operating costs;

"**Financial Year**" means a period of 12 consecutive calendar months ending on December 31 or on another day decided by the Shareholders;

"**First Option**" has the meaning given in Recital B;

"**Freeport**" means Freeport-McMoRan Mineral Properties Canada Inc., a company organized under the Business Corporations Act (*British Columbia*);

"**Freeport Directors**" means Directors designated or appointed by Freeport;

"**Freeport TC Members**" means TC Members designated by Freeport;

"**GAAP**" means generally accepted accounting principles in the United States, as in effect from time to time;

"**General Manager**" has the meaning given in Section 8.01;

"**Geologic Data**" has the meaning given in Section 2.04;

"**Governmental Authority**" means any foreign, domestic, national, federal, provincial, territorial, state, regional, municipal or local government or authority, quasi government authority, fiscal or judicial body, government or self-regulatory organization, commission, board, tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing;

"**Government Official**" means any person qualifying as a public official or a "foreign official" under the laws of Canada, the United States or under any Applicable Laws, including (a) a person holding an official position, such as an employee, officer, or director, with any government, or agency, department or instrumentality thereof, including a state-owned-or-controlled enterprise; (b) any individual "acting in an official capacity", such as a delegation of authority, from government to carry out official responsibilities, including a specific project assignment; or (c) an official of a public international organization such as the United Nations, the World Bank, the International Monetary Fund, or regional development banks;

"**Holdings**" has the meaning given in Section 15.01;

"**Human Rights Policy**" has the meaning given in Section 24.11(a);

"**IFRS**" means the standards and interpretations adopted by the International Accounting Standards Board, as amended from time to time;

"**Initial Participating Interest**" means:

(a) in respect of Freeport, the 60% Participating Interest that was earned by Freeport acquiring its 60% Interest under the Earn-in Agreement and hereby contributing it, along with registered title to all the Mineral Rights, to the Company; and

(b) in respect of Amarc, the 40% Participating Interest that was acquired by Amarc by contributing its residual 40% Interest and assigning the Underlying Agreements to the Company hereunder;

"**Insolvency Event**" means:

(a) in relation to any corporation:

(i) it commences or institutes any application, proceeding or other action under any Bankruptcy and Insolvency Law and any other applicable corporate legislation, seeking (A) to have an order for relief entered with respect to it,

or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, compromise, proposal, stay of proceedings of creditors generally, or other relief with respect to it or its debts;

(ii) it admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of its creditors;

(iii) there is commenced against such corporation in a court of competent jurisdiction any application, proceeding or other action of a nature referred to in paragraph (i) which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged, unstayed or unbonded for ten Business Days;

(iv) there is commenced against such corporation any application, proceeding or other action seeking issuance of a warrant of seizure and sale, execution, garnishment or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which has not been vacated, discharged, stayed or bonded pending appeal within ten Business Days from the entry thereof;

(v) the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any part of its assets; or

(vi) the corporation ceases or threatens to cease to carry on its business;

(b) in relation to an individual, that person (i) becoming bankrupt or insolvent, (ii) making a proposal under any Bankruptcy and Insolvency Law, (iii) becoming subject to or instituting any proceedings, arrangement or compromise with creditor, or (iv) having a receiver, receiver manager or trustee in bankruptcy appointed to hold such individuals assets; and

(c) in relation to any Person, anything analogous to or having a similar effect to anything described above in this definition under the law of any relevant jurisdiction;

"**Interest**" means an undivided direct beneficial interest in the Assets, subject to obligations of the Underlying Agreements, arising out of the Earn-in Agreement;

"**Involuntary Transfer Event**" means the occurrence of an Insolvency Event in respect of a Shareholder;

"**Involuntary Transferor**" has the meaning given in Section 15.05;

"**Majority Decision**" means a resolution passed by a simple majority of (i) the Participating Interests held by all Shareholders or (ii) the Directors or TC Members of the Technical Committee as provided in this Agreement;

"**METC**" has the meaning given in Section **Error! Reference source not found.**;

"**Mine**" means an operation for the Mining of Mineral Products on the Assets developed and operated in accordance with this Agreement;

"**Mineral Products**" means all mineral or metallic ores, concentrates, metals and other mineralized products and any other mineral resources, processed, smelted or refined from ores extracted from the Assets under this Agreement which are capable of being sold;

"**Mineral Rights**" means mining rights, mineral claims, exploration licences, prospecting licences, large-scale mining licences, mining leases, miscellaneous purpose licences, tenements, concessions and other forms of mineral tenure or other rights to minerals, or to work upon lands for the purpose of searching for, developing or extracting minerals under any forms of mineral title or right recognized under the laws applicable in British Columbia or any subdivision thereof, whether contractual, statutory or otherwise, or any interest therein, and any applications for such mineral tenure or other rights to minerals, and any mineral tenure or other rights to minerals including any renewals, extensions, amendments, consolidations or other rights derived from such application;

"**Mining**" means Operations with respect to mining, extracting, producing, beneficiating, handling, milling or other processing of Mineral Products, disposal of waste rock and tailings, rehabilitation of mine sites and related activities;

"**NI 43-101**" means National Instrument 43-101 – *Standards of Disclosure for Mineral Projects* of the Canadian Securities Administrators, as may be amended;

"**Non-Acquiring Shareholder**" has the meaning given in Section 23.01(b)(i);

"**Non-Contributing Shareholder**" has the meaning given in Section 12.04(b);

"**Non-Contribution Amount**" has the meaning given in Section 12.01(b)(i);

"**Non-Selling Shareholder**" has the meaning given in Section 15.04(a);

"**notice**" means a notice, objection, consent, approval, demand or other communication, required or permitted to be given under this Agreement;

"**Notice**" has the meaning given in Section 24.08;

"**Notice of Dispute**" has the meaning given in Section 21.01;

"**Offer**" has the meaning given in Section 15.04(a);

"**Operations**" includes every kind of activity done on or in respect of the Assets or the products therefrom and, without limiting the generality of the foregoing, includes the activities of prospecting, exploration, assessment, geophysical, geochemical and geological surveys, assays, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking,

sampling, working, mining and procuring Mineral Products in connection with the Assets, surveying and applying for and obtaining the grant of Mineral Rights, and doing all other activities usually considered to be prospecting, exploration, development and/or mining work;

"**Operator**" means a company appointed as operator in accordance with Article 7;

"**Operator's Costs**"

;

Operator Cost's are confidential.

"**Operator's Fee**" has the meaning given in Section 7.02(a);

"**Other Rights**" means any right or interest in real property, whether freehold, leasehold, licence, right of way, easement, surface use or other right in relation to real property, and any Water Rights, but excluding any Mineral Rights;

"**Participating Interest**" means, with respect to any Shareholder, the proportion that the number of Shares directly held by such Shareholder at any one time holds out of the total number of Shares issued and outstanding as of the date of determination;

"**Parties**" means all the parties to this Agreement, and a reference to "**Party**" means one of them unless the context requires otherwise;

"**Person**" means an individual, corporation, trust, partnership, limited liability company, contractual mining company, joint venture, unincorporated organization, firm, estate, Governmental Authority or any agency or political subdivision thereof, or other entity;

"**Person of Concern**" means and includes:

(a) a Government Official as defined herein;

(b) a political party, an official of a political party (including any member of an advisory council or executive council of a political party), or a candidate for political office;

(c) an immediate family member, such as a parent, spouse, sibling, or child of a person in category (a) or (b); or

(d) an agent, intermediary, or close business associate of any Person in the foregoing categories;

"**Preliminary Feasibility Study**" means a comprehensive study of the viability of a mineral project that has advanced to a state where measured, indicated and inferred resources having been established, and the mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, has been established, and which, if an effective method of mineral processing has been determined, includes a financial analysis based on reasonable assumptions of technical, engineering, operating, economic factors and the evaluation of other relevant factors which are sufficient for a qualified Person, acting reasonably, to determine if all or part of the mineral resource may be classified as a mineral reserve as defined by the Canadian

Institute of Mining, Metallurgy and Petroleum ("**CIM**"), as the CIM Definition Standards on Mineral Resources and Mineral Reserves adopted by CIM Council, as those definitions may be amended. Estimates used in preparation of the study shall be projected to have an accuracy of +/- 25% for capital and operating costs;

"**Project**" means Exploration and Development conducted on the Assets (including, without limitation, Development of one or more Mines) under the terms of this Agreement;

"**Project Manager**" has the meaning given in Section 8.01;

"**Project Studies**" has the meaning given in Section 13.01(a);

"**Property**" means, collectively, the Mineral Rights described at Schedule A and depicted at Schedule B, subject to changes under Article 23;

"**Proposals**" has the meaning given in Section 13.01(a);

"**Proposed Purchaser**" has the meaning given in Section 15.04(a);

"***Pro rata* Contribution Stage**" generally means the period during which all Shareholders are obliged to fund the Company in accordance with their Participating Interests and as such term is more specifically used in Section 11.02(b)(i) and Section 11.03(b);

"**Reclamation Requirements**" means any funds reserved in connection with/required pursuant to any environmental and/or remediation programs to be conducted currently or in the future;

"**Release**" has the meaning given in Section 20.10;

"**Required Operations**" means all operations required to maintain and keep the Property and any other material Assets in good standing and free of default under Applicable Laws, and free of all Third Party Encumbrances (except as specifically permitted hereunder), including any financial assurances required by Applicable Laws to be posted in the Company's name for environmental cleanup purposes, to cure title defects, and including operations required to maintain and keep the Company in good standing under Applicable Laws;

"**Respondent**" has the meaning given in Section 21.01;

"**Right of First Offer**" has the meaning given in Section 15.04(a);

"**Royalty Agreement**" means the Net Smelter Returns Royalty Agreement in the form attached at Schedule B to this Agreement;

"**Rules**" has the meaning given in Section 21.03;

"**Scoping Study**" means a study that includes a preliminary economic analysis of the potential viability of mineral resources, established by drill holes at a drill spacing not less than

that required to establish an inferred mineral resource, and performed at an early stage of the Project prior to the completion of a Preliminary Feasibility Study;

"**Second Option**" has the meaning given in Section 11.02(a);

"**Second Option Conditions**" has the meaning given in Section 11.03(a);

"**Second Option Election**" has the meaning given in Section 11.02(a);

"**Second Option Election Date**" has the meaning given in Section 11.02(b)(ii);

"**Second Option Exercise Date**" has the meaning given in Section 11.03(b);

"**Second Option Interest**" means the additional direct 10% Participating Interest that may be acquired by Freeport or its Affiliate upon exercise by Freeport of the Second Option pursuant to Section 11.03, thereby providing Freeport with a direct 70% Participating Interest which generally reflects a 70% Interest;

"**Second Option Termination**" has the meaning given in Section 11.04(b);

"**Secretary**" means the secretary of the Company as appointed by the Board pursuant to Section 5.14;

"**Security Interest**" means: Security interests are confidential.

(a)

(b)

(c)

"**Selling Party**" has the meaning given in Section 15.04(a);

"**Shareholder**" means a Person who holds any number of Shares;

"**Shareholder Control**" means any voting power or other rights that a Shareholder is able to exercise by reason of its Participating Interest, as provided for in Section 17.01;

"**Shares**" means, collectively, the Class A Common Shares and Class B Common Shares in the capital of the Company which have identical voting rights and other rights and rank *pari passu* except as otherwise set out in the Constitution;

"**Stage I**" has the meaning set forth in the Earn-in Agreement;

"**Stage II**" means the period commencing on the Second Option Election Date and ending on the earliest of (a) the date that Freeport fails to timely satisfy the Second Option Conditions within the timeframes stipulated in Section 11.03(a) (subject to Section 11.06), (b) the date Freeport otherwise ceases sole funding the Company and (c) the Second Option Exercise Date;

"**TC Member(s)**" means a representative(s) of the Shareholders on the Technical Committee;

"**Technical Committee**" means the technical committee described in Section 6.04;

"**Third Party**" means, with respect to a Party, a Person (other than another Party) acting at arm's length to such Party;

"**Transfer**" means, with respect to any Holdings and/or Assets, (a) when used as a verb, to sell, assign, dispose of, novate, lease, exchange, pledge, grant an Encumbrance over, hypothecate or otherwise transfer or dispose of such Holdings and/or Assets (or any participation or interest therein), whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (b) when used as a noun, a direct or indirect sale, assignment, novation, lease disposition, exchange, pledge, encumbrance, hypothecation, or other transfer or disposition of such Holdings and/or Assets (or any participation or interest therein), or any agreement or commitment to do any of the foregoing;

"**UNCITRAL**" means the United Nations Commission on International Trade Law;

"**Underlying Agreements**" means the various royalty agreements to which the Mineral Rights were subject as of the date of the Earn-in Agreement (and as further defined in the Earn-In Agreement), listed as "Underlying Agreements" in Schedule "A";

"**VanIAC**" has the meaning given in Section 21.02;

"**Water Rights**" means any right, licence or permit in relation to the use or diversion of, or access to water;

"**Wholly Owned Affiliate**" means an Affiliate of a Shareholder that is wholly owned by such Shareholder or its parent; and

"**Work Program**" means a work program described and cost-estimated in reasonable detail with respect to the Operations and activities of the Company on or related to the Assets.

Section 1.02 Interpretation.

(a) Reference to (i) one gender includes the others; (ii) the singular includes the plural and the plural includes the singular; (iii) a Party includes the Party's successors and permitted assigns; (iv) a statute, regulation or provision of a statute or regulation is deemed to be an Applicable Law; and (v) money is denominated in Canadian dollars, unless otherwise stated.

(b) "Including" and similar expressions are not words of limitation.

(c) Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(d) Headings and the table of contents, if any, are for convenience only and do not form part of this Agreement or affect its interpretation.

(e) A provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in it.

(f) If an act must be done on a specified day which is not a Business Day, the act must be done instead by the next Business Day.

(g) Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Party, such Party confirms that it has made reasonable inquiry of such Persons (including appropriate officers of that Party) as it considers, acting reasonably, necessary with respect to the matters that are the subject of the representations and warranties.

ARTICLE 2
INITIAL STRUCTURE AND PLAN

Section 2.01 Initial Ownership of Company.

The Shares are, as of the Effective Date, to be issued to and held by the Shareholders according to the following Participating Interests in consideration of the Transfer by them to the Company of their respective Interests in the Assets (including the assignment of the Underlying Agreements and registered titles to the Mineral Rights as further described in the Contribution Agreement):

Freeport – 60%, being

Amarc – 40%, being

Share capital is confidential.

Section 2.02 Additional Share Ownership of Freeport on Exercise of Second Option.

If Freeport acquires the Second Option Interest pursuant to the exercise of the Second Option, in accordance with Section 11.03(d) the Company shall issue Freeport such number of

additional Class A Common Shares such that the Shareholders shall hold the following Participating Interests as of the Second Option Exercise Date:

Freeport - 70%

Amarc – 30%

Section 2.03 Company Purpose.

Without restricting the powers of the Company, the Shareholders intend that the Company remain a single purpose entity dedicated to pursuing the implementation of Projects on the Assets. Accordingly, the Company's general purposes are to:

(a) own the Assets and, if advisable, further explore them to establish the feasibility of advancing one or more Projects on the Assets;

(b) require and receive Contributions from Shareholders as Approved by the Board and as provided for herein;

(c) if a Mine is developed then so long as it is technically, economically and legally feasible, operate such Mine and related milling, metallurgical processing and other facilities and exploit and market the Mineral Products extracted from the Assets;

(d) carry out any other activity in connection with or incidental to any of the foregoing, including programs designed to benefit the social, health, education and welfare of people living on or in the vicinity of the Assets;

(e) distribute Available Cash from profitable Operations; and

(f) properly wind-up Operations and reclaim and restore any disturbed areas at the time of exhaustion of any Mine which is constructed.

Section 2.04 Project Assets.

(a) Within 30 days of the Effective Date, each Party shall take all actions and do all things necessary (at the sole cost of Freeport, such costs to constitute Expenditures) to Transfer to the Company a 100% legal Interest and registered title to the Assets and assign to it the Underlying Agreements.

(b) Forthwith following completion of the Transfer set forth in Section 2.04(a), each of the Shareholders shall Transfer and deliver to the Company all such other Assets that may be held by such Parties or its Affiliates and that have not already been Transferred and delivered to the Company.

(c) The Shareholders may retain copies of geological data, reports, studies and the like (collectively referred to as "**Geologic Data**").

(d) The execution, delivery and performance of this Agreement shall in no way preclude a Shareholder from using Geologic Data included in the Assets for its own purposes or for purposes of conducting exploration or development activities outside the Area of Interest or acquiring Other Rights, outside the Area of Interest for its separate account or in conjunction with any Third Party, or preclude a Shareholder from sharing such Geologic Data with such Third Party for such purpose, subject to compliance with Article 20.

ARTICLE 3
SHAREHOLDERS

Section 3.01 Shareholders' Meetings.

Shareholders' meetings shall be held in Phoenix, Arizona (unless otherwise agreed by all of the Shareholders, and subject to Section 3.06):

(a) subject to Section 3.01(b), annually for the purposes of transacting the business provided for in this Article 3 and under the Constitution; and

(b) at such other times as may be required to transact any business of the nature set out in Section 3.04 or as required by the Constitution or Applicable Law.

Section 3.02 Notice of Meetings.

At least 21 days' Notice (or, in the case of exigent circumstances, such shorter period as is reasonable under the circumstances, provided that unless the Shareholders waive the notice requirement in writing, such shorter period shall not be less than the minimum Notice period required by each class of Shares as set forth in the Constitution) in writing of a meeting of the Shareholders shall be given by the Secretary of the Company to each Shareholder and alternate, provided that Notice of any meeting of the Shareholders may be dispensed with or the Notice period thereof reduced if so agreed in writing by each Shareholder. Each Notice of meeting of the Shareholders shall identify the business to be conducted at the meeting. Business not identified and described in a Notice of meeting of the Shareholders shall not be dealt with at the meeting unless all Shareholders otherwise so allow. Failure of a Notice of meeting of the Shareholders to describe any item of business to be conducted at the meeting shall not invalidate a meeting and neither such failure nor any failure of the Shareholders to describe any item of business shall invalidate any decisions in regard to such business unanimously taken at the meeting. Any Shareholder shall be entitled to require the Secretary to include any business in the Notice of meeting of the Shareholders.

Section 3.03 Quorum.

(a) Business may be conducted at a meeting of the Shareholders only when a quorum is present in person, by proxy or corporate representative or by video/audio communication as provided for in this Section 3.03. The quorum for a meeting of the Shareholders shall be constituted by the attendance of Freeport and Amarc (in person, by proxy or corporate representative or by video/audio communication) at such meeting.

(b) Subject to Section 3.06 with respect to video/audio meetings, if at any meeting of the Shareholders there shall not be a quorum as a result of the non-attendance of a Shareholder pursuant to Section 3.03(a) (unless such Shareholder has provided prior Notice of its non-attendance, and the other Shareholders have otherwise unanimously agreed to proceed with the meeting), the meeting shall stand adjourned to the same day and time two weeks later and at that meeting the quorum requirements shall be any one Shareholder. The only business that can be transacted at such adjourned meeting of the Shareholders shall be that set out in the original Notice of such meeting.

Section 3.04 Approval of Certain Matters by Shareholders.

Section 3.05 Resolution in Writing.

Notwithstanding Section 3.04, a resolution signed in counterparts by all Shareholders shall be as effective for all purposes as a resolution passed at a meeting of the Shareholders duly constituted and held in accordance with this Agreement and the Constitution.

Section 3.06 Video/Audio Meetings.

Meetings of the Shareholders may be held by telephone conference, video conference or any similar means of audio-visual communication by notice given in accordance with the Constitution.

Section 3.07 Approval of Other Matters.

All matters not required to be dealt with by the Shareholders in accordance with the foregoing provisions of this Article 3 or Applicable Law shall be dealt with by resolution or other form of Approval of the Board.

ARTICLE 4
BOARD OF DIRECTORS

Section 4.01 Responsibilities and Size of the Board.

The Shareholders shall form the Board to determine the overall policies, objectives, procedures, methods and actions of the Company and for management of the Project. The Board shall be comprised of five (5) Directors, subject to Section 4.02.

Election of directors by shareholders is confidential.

Section 4.02 Election of Directors.

(a)

(b)

Section 4.03 Basis of Appointment.

A Shareholder:

(a) may only appoint a person as Director on the basis that such person may be removed from that office in accordance with this Agreement;

(b) must represent to the person appointed as Director that such person shall not be entitled to compensation from the Company as a result of being removed from that office (other than any unpaid Director's fees as at the date of removal); and

(c) must indemnify the Company against any liability or loss arising from, and all costs incurred in connection with, any claim by the person appointed by such Shareholder as Director as a result of such person's removal from that office (other than any claim in relation to unpaid Director's fees as at the date of removal).

Section 4.04 Initial Directors and Replacements.

(a) The initial Directors appointed by the Shareholders are as follows:

Amarc: Personal information.

Freeport:

(b) A Shareholder entitled to appoint a particular number of Directors has the right to remove from office any Director appointed by that Shareholder and to appoint another Director in their place by Notice in writing to the Company and the other Shareholder. Except as required by Applicable Law, a Shareholder who appoints a Director has the sole right (and obligation) to remove that Director, and the Shareholders agree that they shall cause their Shares to be voted to Approve the removal of such Director. A Notice of removal of a Director shall be deemed to have been given in relation to a Director if the Person who appointed the Director ceases to be a Shareholder or, pursuant to Section 4.02(b), ceases to be entitled to appoint the Director. Subject to Applicable Laws, a Shareholder who appoints a Director must cause the resignation of that Director, and that Director shall be deemed to have given notice of his or her resignation, immediately on a Notice of removal for that Director being given (or deemed to have been given) in accordance with this Section 4.04.

(c) Except with respect to the initial Directors appointed pursuant to Section 4.04(a), a Shareholder exercising its right to appoint a Director must do so by giving Notice in writing to the Company and each other Shareholder.

(d) Subject to the satisfaction of the requirements of the Applicable Laws in relation to the consent and eligibility of Directors, every appointment and removal of a Director by a Shareholder takes effect when Notice of that appointment or removal signed by that Shareholder is given to the other Shareholder or at a later time if specified in the Notice. Each such Notice must also provide e-mail, telephone and mailing address particulars for the Director appointee. All Shareholders agree that they shall cause their Shares to be voted to Approve resolutions approving an appointment of a Director duly appointed by a Shareholder pursuant to this Section 4.04 to give effect to this provision.

Section 4.05 Changes Following Adjustments to Participating Interests.

If a change occurs to the respective Participating Interests of the Shareholders, the Shareholders shall promptly (and in any event, within five Business Days) adjust their respective representation on the Board (and, if applicable, the appointment of the Chair) to reflect the new Participating Interests in accordance with Section 4.02 (and Section 5.07).

Section 4.06 Alternates.

Each Shareholder that is entitled to appoint a Director shall also be entitled to appoint any person as an alternate for any Director appointed by such Shareholder and to remove any person so appointed and appoint another person in their place. In the absence of any Director at a Board meeting, any of the alternates of the Shareholder who appointed the absent Director may attend and exercise the powers of the absent Director to the same extent as if the absent Director were present at the meeting.

Section 4.07 Actions by Shareholders.

Where any Director is required to be elected or re-elected or removed pursuant to this Agreement, the Constitution or Applicable Law, each Shareholder undertakes to vote and take such other actions as may be required or advisable so as to ensure that the Directors appointed by each other Shareholder pursuant to this Agreement are duly appointed or removed for the purposes of the Constitution.

Section 4.08 Fiduciary Duties; Corporate Opportunity.

(a) To the fullest extent permitted by Applicable Law, a Director shall be considered the agent of the Shareholder that appointed such Person as Director, and such Director shall be deemed not to be responsible to the other Shareholders and, except as otherwise specifically provided herein and by Applicable Law, shall owe the legally minimal duties to the Company. For the avoidance of doubt, this Section 4.08(a) shall not affect the duty to implement in good faith the undertakings of the Shareholder which appointed him or her as specifically set forth in this Agreement and nothing herein is intended to legally fetter the discretion of the Directors.

(b) To the fullest extent permitted by Applicable Law, and except as otherwise provided in Article 23, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company, its Directors or any Shareholder. Except as otherwise provided in Article 23, no Director, Shareholder nor any of its Affiliates shall have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Company or developing or marketing any products or services that compete, directly or indirectly, with those of the Company, (ii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or (iii) doing business with any client or customer of the Company.

ARTICLE 5
BOARD MEETINGS AND VOTING

Section 5.01 Right to Attend.

Subject to Applicable Law, each Director or the alternates appointed by the Shareholder who appointed the absent Director, shall be entitled to attend and to vote at meetings of the Board.

Section 5.02 Voting.

(a) Except as provided otherwise in this Agreement, each Director or alternate appointed by a Shareholder present at a meeting and voting in accordance with Section 5.01 shall be entitled to one vote. The following matters must be Approved by the Board by the percentage of votes set out below and the Company must not do or commit to do such matters unless the Board has voted to Approve such matter by the requisite percentage of votes:

Approval mechanics of Board confidential.

	Decision/Action	*Applicable percentage of votes*
(1)		
(2)		
(3)		
(4)		
(5)		
(6)		

(b) Except as otherwise provided in this Agreement, all other resolutions or decisions shall be Approved, passed or made by Majority Decision of the Board, including, without limitation, the approval of Work Programs and Budgets during the *Pro rata* Contribution Stage.

Section 5.03 Meetings.

The Board shall meet at least once in every calendar quarter and at such other times as the Board, by Majority Decision, shall agree from time to time, or as otherwise required by Applicable Law. Meetings of the Board shall be held in Phoenix, Arizona (unless otherwise unanimously agreed by the Board, and subject to Section 5.12).

Section 5.04 Notice of Meetings.

At least 30 days' written notice (or, in the case of exigent circumstances, such shorter period as is reasonable under the circumstances) in writing of a meeting of the Board shall be given by the Secretary of the Company to each Director and alternate, provided that notice of any meeting of the Board may be dispensed with or the notice period thereof reduced if so agreed in writing by the Directors entitled to notice. Each notice of meeting of the Board shall identify the business to be conducted at the meeting (which may include reports on Operations, financial position, internal audit and environmental, safety and sustainable development issues). Business not identified and described in a notice of meeting of the Board shall not be dealt with at the meeting unless the Board by the affirmative votes of Directors representing Shareholders who hold, in the aggregate, all outstanding Shares otherwise so decides. Failure of a notice of meeting of the Board to describe any item of business shall not invalidate a meeting and neither such failure nor any failure of the Board to decide as aforesaid shall invalidate any decisions in regard to such business unanimously taken at the meeting. Any Director shall be entitled to require the Secretary to include any business in the notice of meeting of the Board.

Section 5.05 Quorum.

Business may be conducted at a meeting of the Board only when a quorum is present in person or by telephone conference, video conference or any similar means of audio or audio visual communication as provided for in this Section 5.05. The quorum for a meeting of the Board shall be:

(a) (i) for so long as the Board includes a Director(s) appointed by Amarc and except as provided in Section 5.05(c), no quorum is constituted unless at least one Amarc Director is present in person or by telephone conference, video conference or any similar means of audio or audio visual communication and (ii) for so long as the Board includes a Director(s) appointed by Freeport and except as provided in Section 5.05(c), no quorum is constituted unless at least two Freeport Directors are present in person or by telephone conference, video conference or any similar means of audio or audio visual communication;

(b) at all other times, any two Directors who are a representative of any Shareholder who owns not less than 51% of the outstanding Shares of the Company; *provided* that the attendance of at least one Director who is a representative of each Shareholder which holds at least 40% of the outstanding Shares in the Company shall be required to constitute a quorum; and

(c) Subject to Section 5.12 with respect to meetings of the Board held by telephone conference, video conference or any similar means of audio or audio visual communication, if at any meeting of the Board there shall not be a quorum as a result of the non-attendance of Directors pursuant to Section 5.05(a) or Section 5.05(b) above, the meeting shall stand adjourned to the same day and time two weeks later and at that meeting the quorum requirements shall be any three Directors. The only business that can be transacted at such adjourned meeting of the Board shall be that set out in the original notice of meeting of the Board.

Section 5.06 Advisers.

Any Director may request that they be entitled to have one or more advisors present at any portion of a meeting of the Board where the nature of the subject being discussed is such that their presence is likely to be of assistance in reaching a decision and the other Directors shall not unreasonably withhold their consent to such request, subject to the overriding principle that the Board shall generally conduct its deliberations without such advisors being present and in any event each such advisor shall be under a duty of confidentiality to the Company, or if not under such duty, shall execute a customary non-disclosure agreement in favour of the Company.

Section 5.07 Chair.

One of the Directors shall act as Chair of the Board but shall not have a casting vote in the event of equal numbers of Shares being voted in favor of and against a resolution. The Shareholder with the largest Participating Interest shall have the right to appoint the Chair of the Board. If the Participating Interests of the Shareholders are equal, the right to appoint the Chair of the Board shall rotate annually between those Shareholders having equal Participating Interests.

Section 5.08 Directors' Remuneration and Expenses.

No Director shall be entitled to any remuneration from the Company except under a written contract of employment with the Company in respect of their services provided to the Company other than as a Director. The Company shall reimburse Directors for all reasonable out-of-pocket expenses relating to the attendance of Board meetings.

Section 5.09 Minutes.

The Secretary of the Company shall keep minutes of each meeting of the Board and shall provide a copy of such minutes in draft form to each Director and alternate as soon as practicable but in any event not later than 14 days after each meeting of the Board. Following receipt of draft minutes of any meeting of the Board, Directors and alternates who were in attendance shall provide to the Secretary and to the other Directors within a further period of 10 days a copy of the draft marked to show suggested additions, revisions and deletions to the draft minutes. A Director who fails to provide a draft showing suggested additions, revisions or deletions within such a time period shall be deemed to have Approved the minutes in the form circulated by the Secretary. At the following Board meeting the draft minutes of the previous meeting of the Board shall be discussed by the Board in light of all suggested additions, revisions and deletions to the minutes following which the Secretary shall prepare and circulate revised minutes reflecting the results of the Board discussion. Within 10 days following such Board meeting, the Secretary shall provide a copy of the final text of such minutes to each Director and alternate. If no further comments are received by the expiry of a further period of 10 days, the minutes as so provided by the Secretary shall be deemed to have been Approved by the Board. If further comments are received prior to the expiry of such period, the minutes shall be discussed and finalized by Majority Decision at the next meeting of the Board, following which they shall again be circulated and finalized in accordance with the procedures set out in the immediately preceding two sentences and no further comments shall be permitted. Pending finalization, the Company shall be entitled, unless the Board by Majority Decision in any specific case resolves otherwise, to conduct its business on the assumption that Board decisions included in draft minutes provided to each Director and alternate by the Secretary have been made as set out in such draft minutes.

Section 5.10 Language.

All deliberations at meetings of the Board and all resolutions of the Board shall be held and passed in English.

Section 5.11 Resolutions in Writing.

Notwithstanding Section 5.02, a resolution signed in counterparts by all Directors shall be effective for all purposes as a resolution passed at a meeting of the Directors duly constituted and held in accordance with this Agreement and the Constitution.

Section 5.12 Video/Audio Meetings.

Meetings of the Board may be held by telephone conference, video conference or any similar means of audio or audio visual communication by notice given in accordance with Section 5.04 at least 10 days prior to the date fixed for the meeting (or, in the case of exigent circumstances,

such shorter period as is reasonable under the circumstances) and subject to the quorum requirements of Section 5.05(a) and Section 5.05(b) as if the meeting had been held in person. If at such meeting of the Board there shall not be a quorum as a result of the non-attendance of Directors pursuant to Section 5.05(a) or Section 5.05(b), the meeting shall stand adjourned to the day which is five (5) days after the day fixed for the meeting (or, if that fifth day is not a Business Day, the following Business Day) and at that adjourned meeting the quorum requirements shall be any three Directors. The only business that can be transacted at such adjourned meeting of the Board shall be that set out in the original notice of meeting of the Board.

Section 5.13 Attendance by General Manager, Operator and Officers.

The General Manager shall generally be expected to attend Board meetings and participate in Board discussions but, provided that the General Manager is not a Director, shall not be entitled to vote and shall, if so requested by any Director, withdraw from a meeting to enable the Board to discuss in his or her absence (and the absence of any other non-Director) any matter which, in the opinion of all Directors, should be discussed by Directors only. Representatives of the Operator or the General Manager shall, at the request of the Board, attend any meeting of the Board or part thereof and may participate in the discussions, but shall not be entitled to vote.

Section 5.14 Appointment of Secretary

The Board shall from time to time by Majority Decision appoint a Secretary and shall ascribe such customary duties to the office, in addition to minute keeping, as the Board determines in its discretion and shall provide for customary remuneration for such Secretary duties.

ARTICLE 6
COMMITTEES OF THE BOARD

Section 6.01 General.

Unless otherwise unanimously agreed, there shall be at all times a Technical Committee of the Board. The Board may from time to time by Majority Decision establish such other standing or *ad hoc* committees as may be required whose responsibilities, duties and procedures shall be contained in the Board resolution by which they are established and that such *ad hoc* committees shall be required to report back to the Board regularly and the actions undertaken by such committees shall be subject to Approval and/or ratification by the Board.

Section 6.02 Role of Committees.

It is understood and agreed that the mandate and functions of all Board committees shall be advisory in nature and that they shall be restricted to making recommendations and reports to be acted on by the Board. For greater certainty it is agreed that no Board committee shall have any power to bind the Company unless the Board expressly provides for such power.

Section 6.03 Composition of Committees.

(a) In regard to the Technical Committee (only), this Section 6.03 is subject to Section 6.04.

(b) Each Shareholder shall be entitled to appoint a number of representatives to each standing or ad hoc committee in the same proportion as such Shareholder is entitled to designate Directors to the Board. Unless otherwise unanimously determined by the Board, the members of a committee need not be Directors. All Shareholders agree that they shall cause their Shares to be voted to Approve the appointment of the representatives to each standing or ad hoc committee duly appointed by a Shareholder pursuant to this Section 6.03(a) to give effect to this provision.

(c) The Shareholder with the largest Participating Interest shall have the right to appoint the Chair of the relevant committee. If the Participating Interests of the Shareholders are equal, the right to appoint the Chair of the relevant committee shall rotate annually between those Shareholders having equal Participating Interests.

(d) A Shareholder entitled to appoint a particular number of representatives to a committee has the right to remove from office any such representative appointed by that Shareholder and to fill vacancies in the office of such a representative appointed by that Shareholder and the Shareholders agree that they shall cause their Shares to be voted to Approve the removal of such representative from such committee.

(e) Every appointment and removal of a representative to a committee by a Shareholder takes effect when Notice of that appointment or removal signed by that Shareholder is given to the other Shareholders or at a later time if specified in the Notice. Each such Notice must also provide e-mail, telephone and mailing address particulars for the representative appointee.

(f) If a change occurs to the respective Participating Interests of the Shareholders, the Shareholders shall promptly (and in any event, within five (5) Business Days) adjust their respective representation on each standing and *ad hoc* committee (and the appointment of the Chair) to reflect the new Participating Interests in accordance with Section 6.03(b) and Section 6.03(c).

Section 6.04 Technical Committee.

(a) The Technical Committee shall be comprised of five (5) TC Members, subject to Section 6.04(b), and shall make recommendations to the Board on the technical development of the Assets. For the avoidance of doubt, the technical committee formed under the Earn-in Agreement shall be disbanded and shall have no further authority.

(b) If the Shareholders hold equal Participating Interests, the Technical Committee shall be reconstituted in the same manner as set forth in Section 4.02.

(c) The initial TC Members are as follows:

Amarc: Personal information.

Freeport:

(d) The Shareholder with the largest Participating Interest or, if the Participating Interests of the Shareholders are equal, the Operator, shall have the right to appoint the Chair of the Technical Committee, failing which the position of Chair shall rotate annually between the Shareholders.

(e) The Technical Committee shall not have any power to bind the Company or the Board, and shall submit all Proposals to the Board for Approval, which Approval shall be at the sole discretion of the Board. During Stage II, the Technical Committee must Approve annual Work Programs which at a minimum are designed to meet the annual Expenditure requirements of the Second Option.

Section 6.05 Meetings of the Technical Committee.

(a) The Chair of the Technical Committee shall, upon not less than ten (10) days' notice to each TC Member, convene meetings of the Technical Committee not less than quarterly in each Financial Year and (unless otherwise unanimously agreed by the TC Members) at least thirty (30) days prior to the quarterly meetings of the Board (except in the case of an emergency).

(b) Except as provided in Section 6.05(c), no quorum is constituted unless at least one Amarc TC Member and one Freeport TC Member are present in person or by telephone conference, video conference or any similar means of audio or audio visual communication.

(c) If a quorum is not present within sixty (60) minutes after the time appointed for the meeting, the meeting stands adjourned to the next Business Day at the same time and place or to such other later day, time and place determined by unanimous consent of all TC Members present in person or by telephone conference, video conference or any similar means of audio or audio visual communication with reasonable notice of such other day, time and place given to the other TC Members. For purposes of an adjourned meeting, a quorum is constituted by any one TC Member.

(d) Business may be conducted at a Technical Committee meeting only when a quorum is present in person or by telephone conference, video conference or any similar means of audio or audio visual communication.

(e) If fewer than all of the Amarc TC Members are present at a meeting, an Amarc TC Member present is entitled to cast (in addition to the votes to which he or she is otherwise entitled) the vote or votes of any Amarc TC Member or TC Members not present.

(f) If fewer than all of the Freeport TC Members are present at a meeting, a Freeport TC Member present is entitled to cast (in addition to the votes to which he or she is

otherwise entitled) the vote or votes of any Freeport TC Member or TC Members not present.

(g) Subject to the provisions of this Agreement, all decisions to be taken by the Technical Committee shall be taken after reasonable notice to all TC Members setting forth in reasonable detail the nature of the proposal or motion and any action to be taken. Reasonable notice of a proposal or motion to the Technical Committee shall be deemed to have been given if details of the proposal or motion have been circulated with the notice of the Technical Committee meeting at which such proposal shall be considered; *provided* that no additional notice of the proposal or motion is required for an adjourned meeting under Section 6.05(c).

(h) Subject to the provisions of this Agreement, the TC Members may pass a resolution without a Technical Committee meeting being held if one of the TC Members representing each of the Shareholders entitled to vote on the resolution sign a document containing a statement that they are in favor of the resolution set out in the document. Separate copies of a document may be used for signing by TC Members if the wording of the resolution is identical in each copy. A copy or an electronic copy of the resolution addressed to or received by the Company or a TC Member and reasonably purporting to be signed or sent by a TC Member representing another Shareholder for the purpose of this Section 6.05 shall be treated as a document in writing signed by the sending TC Member.

(i) No TC Member shall be entitled to any remuneration from the Company except under a written contract of employment with the Company in respect of their services provided to the Company other than as a TC Member.

(j) Meetings of the Technical Committee shall be held in Vancouver, British Columbia, (unless otherwise agreed by the Shareholders), and conducted in the English language and the official minutes of such meetings shall be written in English.

(k) All decisions of the Technical Committee shall be made by Majority Decision.

(l) Any TC Member may request that he be entitled to have one or more advisors present at any portion of a meeting of the Technical Committee where the nature of the subject being discussed is such that their presence is likely to be of assistance in reaching a decision and the other TC Members shall not unreasonably withhold their consent to such request, subject to the overriding principle that the Technical Committee shall generally conduct its deliberations without such advisers being present, and in any event each such advisor shall be under a duty of confidentiality to the Company, or if not under such duty, shall execute a customary non-disclosure agreement in favour of the Company.

ARTICLE 7
OPERATOR

Section 7.01 Designation.

(a) Freeport shall be the Operator of the Company's Operations so long as Freeport holds a Participating Interest that is equal to or greater than the Participating Interest of any other Shareholder. If Freeport no longer has a Participating Interest that is equal to or greater than the Participating Interest of any other Shareholder or it otherwise ceases to be Operator by its own election (it being understood that Freeport may elect to cease being Operator at any time and for any reason or no reason), the Operator shall be appointed by way of a Majority Decision of the Board. If, at any time, the Board appoints an Operator that is not a Party to this Agreement, the Company shall enter into a separate written agreement with such Operator to govern the terms of such Operator's engagement on such terms as the Board Approves by Majority Decision.

(b) The Operator may, by notice in writing to the Board, resign at any time. Subject to compliance with Applicable Laws, an Operator that resigns shall not be released from its obligations hereunder for a period of ninety (90) days after its resignation, unless a successor Operator shall have been appointed and shall have arranged to take over as Operator prior to the expiration of such ninety (90) day period. The resigning Operator shall co-operate fully with the successor Operator and shall do all things necessary to promptly Transfer to such successor Operator all books, records and accounts pertaining to the Company as well as all other materials as the successor Operator may reasonably request.

(c) If at any time there is no Operator, then unless otherwise unanimously agreed by the Board, the business of the Company shall be administered for no additional compensation by the General Manager who shall carry out the tasks of the Operator contemplated by this Agreement to the extent applicable.

(d) If the Operator is not otherwise a Party to this Agreement, the provisions of Section 7.01 to Section 7.06 of this Agreement shall be set forth in the operating agreement entered into with the Operator.

Section 7.02 Operator's Costs and Operator's Fee.

Certain Operator's costs are confidential.

(a) The Operator shall be entitled to all Operator's Costs and to a fee (the "**Operator's Fee**") which shall be equal to

(b) Promptly after the end of a month during which the Operator has provided services under this Agreement, the Operator shall send to the Company (by electronic mail or hand delivery) an invoice for the Operator's Costs and Operator's Fee due and owing to the Operator, including any applicable value added or similar tax, if any. Not later than thirty (30) Business Days after receipt of an invoice for Operator's

Costs and Operator's Fees, the Company shall pay to the Operator the amounts due and owing for the relevant period.

(c) During Stage II, if Freeport is the Operator, Freeport may elect, in lieu of receiving the Operator's Costs and Operator's Fees pursuant to Section 7.02(b), to have the amount of the Operator's Costs and Operator's Fee payable pursuant to Section 7.02(b) withheld and such withheld amount shall be deemed to be additional Expenditures pursuant to Section 11.03(a), equal to the amount of the Operator's Costs and Operator's Fee so withheld.

(d) All payments by the Company to the Operator under this Agreement shall be made in Canadian dollars in a manner and at such account at such bank as the Operator may from time to time direct.

Section 7.03 Powers of the Operator.

The Operator shall, to the extent permitted by Applicable Laws:

(a) have and enjoy all customary rights and obligations of an operator in implementing Work Programs and in administration of the Company on a day-to-day basis;

(b) be subject to the direction of the Board;

(c) on behalf of and as agent for the Company, exercise such corporate powers of the Company, including with respect to all refining and sales activities conducted on or through the Assets and according to any directions from the Board as are contemplated by this Agreement;

(d) provide the Board with such informational reporting as is required pursuant to this Agreement or as may be requested by the Board from time to time;

(e) ensure that the Assets are maintained in good standing; and

(f) notify the Board of any material departure from an Approved Budget.

In addition, subject to the direction of the Board, the Operator shall ensure that the Company:

(g) carries out its obligations and exercises its rights under this Agreement; and

(h) promptly delivers to the Shareholders any material notices, demands or other communications that are received relating to the Assets.

Section 7.04 Authority to Delegate.

The Operator may delegate its duties to or utilize an Affiliate or Affiliates in the carrying out of any of its duties contemplated in this Agreement (and in such circumstances any reference to the Operator in this Agreement or to Operator shall include such Affiliate or Affiliates) provided

that the Operator remains legally responsible to the Company for the due performance of such Affiliate.

Section 7.05 Additional Powers and Duties of Operator.

Subject to Applicable Laws and the general direction and control of the Board, the Operator shall conduct and direct and shall have control of all Operations of the Company. Without limiting the generality of the foregoing, the powers and duties of the Operator shall include:

(a) implementing all Work Programs, including (i) acquiring or providing all materials, supplies, machinery, equipment and services required therefor, and (ii) securing all licences, permits and approvals as necessary or appropriate therefor;

(b) performing all Required Operations, including (i) paying when due all taxes, charges and assessments in respect of the Company, (ii) preparing and filing all government reports or notices required to be filed in respect of the Company, and (iii) diligently contesting and discharging any Encumbrance that is filed in respect of the Assets;

(c) providing the Technical Committee and Board drafts, if any, of all Feasibility Studies or other material studies upon receipt thereof;

(d) where directed by the Board, making all necessary applications and filings to obtain specific insurance coverage protecting the Shareholders and the Company from Third Party claims;

(e) maintaining (i) accurate and complete books, records and accounts in respect of the Company in accordance with Applicable Laws and IFRS consistently applied (with sufficient information to reconcile with GAAP), and (ii) all contracts or arrangements made by the Operator or the Company for the obtaining or provision of services or materials, the sale of products or otherwise in connection with Operations;

(f) cooperating with the Board to ensure that the Company complies with Applicable Laws (including any environmental obligations), including the filing of all applicable tax returns, annual reports, property reports, audit requirements and environmental reports; and

(g) any activities that the Board may by Majority Decision delegate to the Operator.

Section 7.06 Non-Liability.

(a) The status of the Operator shall be that of an independent contractor. The Operator shall perform its duties under this Agreement, including the management and supervision of the refining and sales operations of the Company, in accordance with the standards of reputable Third Party managers of comparable facilities and using sound industry practices; *provided* that the Operator shall not be liable for any act or omission resulting in loss or damage to the Company or the Shareholders, or any

of their respective Affiliates, except to the extent such loss or damage is caused by the gross negligence or willful misconduct of employees or agents of the Operator in the course of their employment. The foregoing standard of care does not constitute a representation or warranty of successful operation of the Company by the Operator, and the Operator shall be personally liable under this Agreement only to the extent of such gross negligence or willful misconduct. The liability of the Operator shall under no circumstances extend to special, indirect or consequential damages, lost profits, diminution in value, punitive or similar damages. Under no circumstances shall the Operator have any liability under this Agreement for any action taken by it at the explicit direction of, or specifically Approved by, the Board, except to the extent that managerial employees of the Operator have been grossly negligent or engaged in willful misconduct in the carrying out of such instructions.

(b) The Shareholders, in proportion to their respective Participating Interests, hereby indemnify and agree to hold harmless the Operator and its Affiliates and their respective directors, officers, employees, representatives and agents from and against any loss, damage, expense, claim or liability, including to Third Parties, resulting from any act or omission by any of them arising out of the performance of any obligation of the Operator under this Agreement, unless such act or omission constitutes gross negligence or willful misconduct of the Operator.

ARTICLE 8
MANAGEMENT AND GENERAL MANAGER

Section 8.01 Officers.

Unless otherwise determined by the Board by Majority Decision or this Agreement, the Company, subject to Section 8.04, shall at all times have the following officers nominated by the Company, and whose specific duties, responsibilities, authority and accountability shall be as determined from time to time by Majority Decision of the Board: a general manager (the "**General Manager**") and, in respect of any Project, a project manager ("**Project Manager**", and collectively with the General Manager and such other officers that are required by Applicable Laws, the "**Designated Officers**"). The Project Manager shall be responsible for implementation and operation of Approved Work Programs and Budgets and Projects (and as otherwise determined by the Board), and the General Manager shall be responsible for the operation and maintenance of the Company at the direction of the Board. The Designated Officers may be employees of the Operator on secondment. If there is an open Designated Officer position to be filled, Freeport may recommend one of its employees to be seconded to the Company to fill such vacancy and the Board shall give due consideration to such recommendation.

Section 8.02 General Manager.

Subject to Section 8.04, the Operator shall have the right to nominate the General Manager, but the General Manager shall be appointed by, and hold office at the pleasure of, the Board. His or her employment may be terminated, with or without cause, at the request of any Board member whose nominating Shareholder owns 50% or more of the Shares. His or her successor shall be appointed by Majority Decision of the Board following a nomination by the Operator; it being

understood that the Directors who are representatives of each Shareholder shall act in good faith having regard to the need to fill the vacancy with all due dispatch. The General Manager shall be responsible to the Board for the management of the day-to-day operations of the Company. The General Manager shall have such powers and duties as may be determined by the Board. Upon a resignation by the General Manager, the provisions of this Section 8.02 shall apply for the purposes of appointing a successor General Manager.

Section 8.03 Other Designated Officers.

Subject to Section 8.04, the other Designated Officers specified in Section 8.01 shall hold office at the pleasure of the Board and the provisions of Section 8.02 shall apply *mutatis mutandis* to the Designated Officers insofar as it relates to the appointment and removal from office of such Designated Officers.

Section 8.04 Appointment of Designated Officers During Stage II.

During Stage II, Freeport shall have the right to appoint, in its sole discretion, and to determine, in its sole discretion, the specific duties, responsibilities, authority and accountability of, any Designated Officers, who shall hold office at the pleasure of, Freeport. Any such Designated Officer appointed by Freeport during Stage II may have his or her employment terminated, with or without cause, at the request of Freeport, acting in its sole discretion and at its liability, and his or her successor shall be appointed by Freeport, acting in its sole discretion. Upon a resignation by any Designated Officer during Stage II, Freeport shall have the right to appoint, in its sole discretion, his or her successor.

ARTICLE 9
WORK PROGRAMS AND BUDGETS

Section 9.01 Work Programs and Budgets during *Pro rata* Contribution Stage.

During the *Pro rata* Contribution Stage, the Operator shall propose the draft annual Work Program and Budget for submission to the Technical Committee and the Board in accordance with this Article 9 for the advancement of the Project for the ensuing Financial Year.

Section 9.02 Work Programs and Budgets during Stage II.

During Stage II, all draft Work Programs and Budgets shall be proposed by Freeport and each such draft Work Program and Budget shall become the Approved Work Program and Approved Budget, following such Work Program and Budget being submitted to the Technical Committee and the Board. During Stage II, Freeport may, after notice to the Technical Committee, amend any Approved Work Program and/or Approved Budget in effect pursuant to this Section 9.02, in which case such amended Work Program and/or Budget shall become the Approved Work Program and/or Approved Budget then in effect. Amarc shall be entitled to provide suggestions for these Work Programs from time to time, provided that Freeport shall not be obligated to accept such suggestions.

Section 9.03 General.

Operations, Scoping Studies, Preliminary Feasibility Studies, Feasibility Studies, Exploration, Development, Mining, and activities being funded by Reclamation Requirements shall be conducted in accordance with Work Programs and Budgets that have been Approved in accordance with the terms and conditions of this Agreement. Work Programs and Budgets shall include the Operator's Costs and the Operator's Fee.

Section 9.04 Basis of Preparation.

Work Programs and Budgets shall be prepared annually in Canadian dollars and for the avoidance of doubt shall include the Operator's Costs and Operator's Fee.

Section 9.05 Content.

Only for Work Programs and Budgets that are proposed during the *Pro rata* Contribution Stage, pursuant to Section 9.01, each draft annual Work Program and Budget shall include:

(a) a monthly forecast for the next Financial Year showing anticipated production, revenue and Expenditures (including capital expenditures); and

(b) an annual forecast for the following four (4) Financial Years showing anticipated production, revenue and Expenditures (including capital expenditures) in each such year.

Section 9.06 Estimated Contributions.

Except for Work Programs and Budgets proposed during Stage II, each draft annual Work Program and Budget shall indicate, on a monthly basis for the next Financial Year and annually thereafter, the anticipated cash flow, any anticipated capital Contributions that Shareholders may be required to make and the anticipated timing of such Contributions, taking into account the provisions of Section 11.04 and Section 11.07.

Section 9.07 Review Process

During the *Pro rata* Contribution Stage:

(a) each draft annual Work Program and Budget proposed by the Operator shall be submitted to the Technical Committee for Approval by the Technical Committee;

(b) not less than sixty (60) days prior to the commencement of each Financial Year, and following the Approval by the Technical Committee of the draft annual Work Program and Budget, the Operator shall submit the draft annual Work Program and Budget to the Board for Approval by the Board; and

(c) once the draft annual Work Program and Budget has been Approved by the Board, such draft annual Work Program and Budget shall, subject to Section 9.08, become the Approved Work Program and Approved Budget for the ensuing Financial Year.

Section 9.08 Amended Budgets and Work Programs.

During the *Pro rata* Contribution Stage, any amendment to the Approved Work Program and Approved Budget then in effect shall, be Approved by the Board prior to such amendment being incorporated or adopted as the Approved Work Program and Approved Budget then in effect. For clarity, this Section 9.08 does not apply to Work Programs and Budgets proposed during Stage II pursuant to Section 9.02 as any decision to amend a Work Program and Budget at those times shall be determined by Freeport, in its sole discretion, after notice to the Technical Committee.

Section 9.09 No Action.

The Company shall not operate or carry out any activities in the absence of or outside of the parameters of an Approved Budget or Approved Work Program, except (a) in the case of Emergency Expenditures (pursuant to Section 12.03) or (b) for Required Operations and, in each case, each Shareholder shall, during the *Pro rata* Contribution Stage, fund its *pro rata* share (based on such Shareholder's Participating Interest) of such Expenditures within thirty (30) days of receiving Notice from the Company that such expense has been incurred, subject to Section 11.04 and Section 11.07. If a Shareholder funds less than its entire *pro rata* share of such Expenditure, the dilution in accordance with Article 12 shall apply. For clarity, during Stage II, Emergency Expenditures and Required Operations shall be funded solely by Freeport.

Certain financial reporting is confidential.

ARTICLE 10
FINANCE

Section 10.01

Section 10.02

Section 10.03 Financial Year and Currency.

Unless and until altered in accordance with the terms of this Agreement, the Company's Financial Year end shall be December 31 in each year and its financial statements and accounts shall be prepared in Canadian dollars, with sufficient information to reconcile to United States dollars.

Section 10.04 Shareholder Loans.

The terms of borrowing, repayment of principal and interest of any Shareholder loan, or its capitalization, shall be handled in a manner that is equitable for the Shareholders, reflect arm's length business terms, be proportionate to their Participating Interests and reasonably tax efficient. Shareholder loans require Approval by Majority Decision of the Directors.

Section 10.05 Available Cash Distribution Policy.

Unless and until otherwise agreed by the Board pursuant to Section 5.02(a)(3), the Company shall, subject to Applicable Law, pay to its Shareholders (whether by way of a distribution, payment of interest, repayment of principal or a return of capital), to the fullest extent permitted by Applicable Laws, an amount equal to the amount of the Company's Available Cash at such times as determined by the Board.

Certain cash provisions are confidential.

ARTICLE 11
INITIAL CONTRIBUTIONS AND SECOND OPTION

Section 11.01 Deemed Aggregate Initial Contributions.

As of the Effective Date of this Agreement, the Shareholders shall be deemed to have made and the Company's common share capital accounts shall be credited with Contributions to the Company in the following manner:

(a) for purposes hereof, the "**Deemed Aggregate Initial Contributions**" of the Shareholders shall be deemed to be $58,333,333 (calculated as $35,000,000 divided by 0.6) for both Shareholders. Such Deemed Aggregate Initial Contributions shall then be *multiplied by* a factor of 40% for Amarc, and 60% for Freeport, as holders of a 40% Participating Interest and 60% Participating Interest, with the result that Freeport's Deemed plus Actual Contributions shall be equal to $35,000,000 and Amarc's Deemed plus Actual Contributions shall be equal to $23,333,333;

(b) Freeport shall be deemed to have made an initial capital Contribution of $35,000,000 and Amarc shall be deemed have made an initial capital Contribution of $23,333,333, and the aggregate amount of $58,333,333 shall be credited to the Company's Share capital account; and

(c) the Shares issued in respect of the Initial Participating Interests shall be issued as fully paid Shares at a subscription price per Share equal to $58,333,333 divided by the number of Shares issued in respect of the Initial Participating Interests. Fractional Shares shall be permitted. The Board shall investigate the practicality of structuring the Company's share capital to allow each Shareholder the right to elect a high or low tax paid-up capital value for its Shares, which may entail use of different kinds, classes or series of share capital, but any such arrangement must be unanimously agreed by the Board.

Section 11.02 Second Option Election

(a) On the Effective Date of this Agreement, Freeport shall have the one-time election, to be made within 60 days of the Effective Date, to sole-fund the Work Programs of the Company and be eligible to earn the Second Option Interest (the "**Second Option**", with such election being the "**Second Option Election**"). During such 60-day period, Freeport shall make or cause to be made such payments, if any, as are required to keep the Assets in good standing for such 60-day period.

(b) Notice of making the Second Option Election shall be in writing and delivered to Amarc in accordance with Section 24.08 within such 60-day period and:

(i) if Freeport fails to provide such Notice, or provides Notice to Amarc that it does not desire to make the Second Option Election, then Freeport shall retain its Initial Participating Interest, Freeport and Amarc shall proceed to jointly fund the Work Programs of the Company in accordance with Section 12.01, and the *Pro rata* Contribution Stage shall begin; or

(ii) if Freeport provides such Notice and makes the Second Option Election (the date such Notice is given being the "**Second Option Election Date**"), the provisions of Section 11.03 and Section 11.04 apply, and Stage II shall begin.

Section 11.03 Second Option and Second Option Interest.

(a) Pursuant to the Earn-in Agreement, Freeport was granted the Second Option to acquire the Second Option Interest. Freeport may exercise the Second Option and acquire the Second Option Interest by satisfying the following conditions: (i) providing the Notice set forth in Section 11.02(b)(ii); and (ii) sole funding the Company for additional (to Stage I) Expenditures of $75,000,000 within 60 months of the Second Option Election Date, at a minimum rate of $10,000,000 of such Expenditures to be funded during each 12 month period immediately following the Second Option Election Date (collectively, the "**Second Option Conditions**").

(b) Upon the date of satisfying the Second Option Conditions during Stage II (the "**Second Option Exercise Date**"), Freeport shall give Notice of such fact to Amarc and the Company, and Freeport shall thereupon have acquired the Second Option Interest. Upon Freeport acquiring the Second Option Interest, Freeport shall have a 70% Participating Interest, and Amarc shall have a 30% Participating Interest and the *Pro rata* Contribution Stage shall begin.

(c)

Certain contribution provisions are confidential.

(d)

(e)

Neither Shareholder's *pro rata* share of Deemed Aggregate Initial Contributions is intended to be

segregated or allocated by Shareholder in the Company's accounts or GAAP financial statements (with sufficient information to reconcile to IFRS). The Shareholders' Participating Interest *pro rata* shares of the Deemed Aggregate Initial Contributions shall be recorded separately and used for calculating subsequent equity dilution for non-Contribution under Article 12.

(f) The amount of the Expenditures so funded or incurred by Freeport and comprising the Second Option Additional Expenditures shall be evidenced by Freeport's statement of Expenditures certified by an executive officer of Freeport, which shall be subject Amarc's right to audit, with any overage in Expenditures credited to Freeport against the next pro rata Cash-call Notice, and any underage in Expenditures promptly paid to the Company by Freeport.

Section 11.04 Stage II Sole Funding by Freeport.

(a) Freeport must solely fund Work Programs and Budgets of the Company during Stage II. However, sole funding is an option and is not mandatory and Freeport, having elected to solely fund, may discontinue solely funding at any time upon advance written Notice to Amarc, subject to the requirement to pay the early cancellation costs, if any, of any contracts entered into by Freeport with a Third Party in connection with Work Programs that Freeport was implementing during Stage II.

(b) If, during Stage II, Freeport gives Amarc Notice of Freeport's election to discontinue sole funding pursuant to Section 11.04(a) or, having elected to solely fund, Stage II expires without Freeport satisfying the Second Option Conditions in the times periods set out in Section 11.03(a) (subject to Section 11.06 and Section 22.02), (in either case a "**Second Option Termination**") then:

(i) the Second Option shall expire, Freeport shall not acquire the Second Option Interest and shall be under no obligation to satisfy any of the Second Option Conditions, subject to the requirement pay the early cancellation costs, if any, of any contracts entered into by Freeport with a Third Party in connection with Work Programs that Freeport was implementing during Stage II;

(ii) Freeport shall retain its 60% Initial Participating Interest;

(iii) the *Pro rata* Contribution Stage shall begin and Work Programs shall be proposed and Approved in accordance with Section 9.01; and

(iv) Freeport and Amarc shall proceed to jointly fund the Work Programs of the Company in accordance with Article 12.

(c) In the event of a Second Option Termination, at the commencement of the *Pro rata* Contribution Stage, the amount of the Deemed Aggregate Initial Contributions shall be readjusted by adding the amount of the additional Expenditures funded or incurred by Freeport during Stage II to the Company's Share capital account; for

purposes of adjusting the Deemed plus Actual Contributions of each Shareholder, such Deemed Aggregate Initial Contributions shall be multiplied by a factor of 60% to be allocated for Freeport, and 40% for Amarc.

(d) The amount of such additional Expenditures so funded or incurred by Freeport shall be evidenced by Freeport's statement of expenditure certified by an executive officer of Freeport, which shall be subject Amarc's right to audit, with any overage in Expenditures credited to Freeport against the next pro rata Cash-call Notice, and any underage in Expenditures promptly paid to the Company by Freeport.

Section 11.05 Cash In Lieu of Expenditures.

It is intended that Freeport shall incur Expenditures to fulfill the Second Option Conditions but where this proves impracticable or unadvisable from time to time, Freeport may make up any shortfall in the Second Option Conditions required to be funded by Freeport pursuant to Section 11.03(a) (subject to Section 11.06 and Section 22.02) by the end of Stage II, or by the end of any 12 month period following the Second Option Election Date, by making a cash payment to the Company before the end of the applicable period set out in Section 11.03(a), and the payment of such shortfall shall be deemed to have satisfied such requirement for the completion of the Second Option Conditions during such period. The amount of any such shortfall so paid to the Company shall be used for future Expenditures on the Assets at the discretion of the Board, and may not be distributed to the Parties. Any excess Expenditures funded in advance of the end of Stage II shall be also used by the Company for future Expenditures on the Assets at the discretion of the Board, and may not be distributed to the Parties.

Section 11.06 Cure Period for Second Option Conditions.

If Freeport is in default of satisfying the Second Option Conditions, Amarc must provide Freeport written Notice of such default before declaring the non-satisfaction of the Second Option Conditions. Freeport shall not lose the right to exercise the Second Option unless, within 30 days following the giving of such Notice, subject to Section 22.02, Freeport has failed to satisfy the Second Option Conditions, which can be satisfied pursuant to Section 11.05. Upon the failure by Freeport to satisfy the Second Option Conditions by the end of such 30 day period, Amarc shall be entitled to declare a default in the satisfaction of the Second Option Conditions and the provisions of Section 11.04(b) shall be in effect.

Section 11.07 No Contributions Required from Amarc During Stage II

Amarc shall not be required to make any Contributions until the date of issuance of the first Cash-call Notice in respect of an Approved Work Program which is issued after the earliest of:

(a) the date Freeport elects not to make the Second Option Election;

(b) the date that Freeport elects to discontinue sole funding the Company, during Stage II;

(c) the date that Freeport fails to satisfy the Second Option Conditions; and

(d) the Second Option Exercise Date.

ARTICLE 12
PRO RATA FUNDING AND DILUTION

Section 12.01 Pro Rata Funding Requirement and Elections.

(a) During the *Pro rata* Contribution Stage all Shareholders shall, except as permitted terms and conditions of this Agreement, be under an obligation, when required by a Cash-call Notice issued in accordance with an Approved Work Program and Approved Budget, to fund cash Contributions *pro rata* to their respective Participating Interests.

(b) Notwithstanding Section 12.01(a), during the *Pro rata* Contribution Stage, if a Shareholder has provided timely notice to the General Manager pursuant to Section 12.04(a)(A) of its election to contribute less than its *pro rata* share of the Contributions (the "**Non-Contribution Amount**") in respect of an Approved Budget then:

(i) the Manager shall provide a copy of such notice of Non-Contribution Amount to all other Contributing Shareholders and the Operator and within 10 days thereafter, each Contributing Shareholder shall notify the Manager if such Shareholder wishes to increase its committed Contribution amount to cover all or a portion the Non-Contribution Amount. If one or more Shareholders are prepared to commit sufficient funds so that the Non-Contribution Amount is covered, then the General Manager shall issue a Notice to all Shareholders confirming their respective commitments (which if the Non-Contribution Amount is more than covered, shall be allocated *pro rata* to their Participating Interests unless such contributing Shareholders otherwise agree amongst themselves) and to the Operator and the original Approved Work Program and Approved Budget shall proceed; and

(ii)

Certain work program and budget provisions are confidential.

(c) the end of each calendar month the Company shall, if Shareholders are required to make any Contributions during the following month, send a Notice (a "**Cash-call Notice**") to each Shareholder pursuant to an Approved Budget which has been 100% committed to setting out:

Certain periods of time for cash-call notices are confidential.

(i) the amount of money, expressed in dollars (as at the due date of the Contribution) that each Shareholder is required to contribute during the forthcoming month and the debt or equity form in which the Contribution is to be made;

(ii) the date on which each such Contribution should be paid, which shall in no event from date of delivery of the Cash-call Notice; and

(iii) the Approved Budget and spent-to-date comparison thereto with a projection of costs-to-complete with respect to the Approved Work Program and Approved Budget to which the Cash-call Notice is being given.

(d) The Shareholders shall, pursuant to their obligations in Section 12.01(a) above, contribute the amounts set out in the Cash-call Notice by the date stipulated therein.

(e) For the avoidance of doubt, no Shareholder shall be under any obligation to make any Contribution unless required so to do by the terms and conditions of this Agreement.

Section 12.02 Method of Funding.

With respect to any requirement to contribute funds pursuant to this Section 12.02, the Shareholders shall contribute funds to the Company by way of Share capital unless the Board otherwise determines by Majority Decision. Each Shareholder shall use the same method of financing as so determined by the Board. For the avoidance of doubt, a Shareholder may effect an Approved shareholder loan to the Company by causing an Affiliate of such Shareholder to make such loan.

Section 12.03 Emergency Expenditures and Expenditure Overruns.

(a) Notwithstanding any other provision of this Agreement, the Operator and General Manager shall be authorized to incur all costs and expenses necessary to preserve or protect life, limb, property or the environment in respect of the Assets or otherwise in the course of Operations ("**Emergency Expenditures**"). Emergency Expenditures shall be deemed to be made pursuant to the current Approved Budget and, if the Shareholders are jointly funding, it shall be the obligation of the Shareholders to fund Emergency Expenditures in proportion to their Participating Interests, subject to Section 12.03(c) and subject to any election a Shareholder may have made under Section 12.04(a)(A).

(b)

Certain expenditure overrun details are confidential.

(c)

Section 12.04 Dilution Events.

(a) If (i) a Work Program and Budget becoming an Approved Work Program and Budget (other than a Development Work Program); or (ii) within 120 days of a Budget becoming an Approved Budget in connection with an Approved Development Work Program:

Certain dilution mechanics are confidential.

(A) by notice to the General Manager, Operator and other Shareholder(s), a Shareholder elects to contribute less than its *pro rata* share of the Contributions in respect of (I) such Approved Work Program and Approved Budget or (II) an emergency Contribution, and if such Approved Work Program and Approved Budget proceeds pursuant to Section 12.01(b)(i), this shall constitute "**Elective Dilution Event**"; or

(B) a Shareholder has not given the notice contemplated by Section 12.04(a)(A) but has failed to make (I) a Contribution in respect of an Approved Budget or (II) any other Contribution in accordance with its *pro rata* share, in either case date of delivery of the Cash-call Notice issued in connection with such Contribution, this shall constitute a "**Default Dilution Event**".

(b) Any Shareholder in respect of which an Elective Dilution Event or a Default Dilution Event occurs shall be referred to as a "**Non-Contributing Shareholder**" and each other Shareholder shall be referred to as a "**Contributing Shareholder**".

Section 12.05 Elective Dilution.

(a) In the case of an Elective Dilution Event where the other Shareholder(s) commits to fund the amount not contributed pursuant to Section 12.01(b)(i), the Non-Contributing Shareholder's Participating Interest shall be subject to dilution (whether by the Transfer of Shares from the Non-Contributing Shareholder to the Contributing Shareholder or the issue of new Shares to the Contributing Shareholder by the Company, or as otherwise determined by the Board) such that, subject to Section 12.05(b), the Shareholders' Participating Interests equal:

(i) in the case of the Non-Contributing Shareholder, the percentage (rounded to four decimals) obtained by dividing: (i) the sum of (A) that Shareholder's Deemed plus Actual Contributions to the Company as of the date of such Elective Dilution Event, and (B) the amount, if any, that such Shareholder elects to contribute to such Approved Budget; by (ii) the sum of (A) and (B) above for all Shareholders; and then multiplying the result by one hundred (100); and

(ii) in the case of the Contributing Shareholder, the figure (rounded to four decimals) obtained by dividing: (I) the sum of (A) that Shareholder's Deemed plus Actual Contributions to the Company as of the date of such Elective Dilution Event, and (B) the amount that such Shareholder elects to contribute to such Approved Budget (including amounts that were originally due from the Non-Contributing Shareholder); by (II) the sum of (A) and (B) above for all Shareholders; and then multiplying the result by one hundred (100).

(b)

Certain dilution mechanics are confidential.

Section 12.06 Default Dilution.

(a) Subject to Section 12.06(b), in the case of a Default Dilution Event, the provisions of Section 12.05(a) shall apply *mutatis mutandis*, except that any amounts not timely contributed by the Non-Contributing Shareholder that were originally due from the Non-Contributing Shareholder shall be multiplied by notwithstanding the other Shareholder contributed none of the non-contributed shortfall.

Certain dilution calculations are confidential.

(b)

Default Dilution Event details are confidential.

(c)

Section 12.07 Surrender of Participating Interest; Dilution Royalty.

(a) If the Participating Interest of a Non-Contributing Shareholder is:

(i) reduced to less than by virtue, in whole or in part, of dilution pursuant to this Article 12 for: (A) an Elective Dilution Event; or (B)

Certain Dilution Royalty mechanics are confidential.

; or

(iii)

the Non-Contributing Shareholder shall promptly (and in any event within seven days) surrender its Shares to the Company for redemption or cancellation.

Certain Dilution Royalty mechanics are confidential.

(b) Only if the surrender by the Non-Contributing Shareholder of all of its Shares is in connection with a reduction of the Participating Interest to less than

, the Company shall grant the Dilution Royalty to the Non-Contributing Shareholder and upon such surrender of Shares, the Company shall enter into a Royalty Agreement with the Non-Contributing Shareholder.

(c)

(d) Any Shares not surrendered as required pursuant to Section 12.07(a) prior to the expiration of the seven-day period referred to therein shall be deemed cancelled and no longer outstanding.

(e) The method of surrender for the Shares in the Company may be in the form of a redemption, cancellation or repurchase of such Shares in accordance with Applicable Laws and such method shall be determined by the Board at the appropriate time with a view to optimise the tax efficiency of the transaction without materially prejudicing the surrendering Shareholder.

(f) Upon surrender by the Non-Contributing Shareholder of all of its Shares or the cancellation of such Shares in accordance with this Section 12.07, the Non-

Contributing Shareholder thereafter shall have no Participating Interest in the Company and shall have no voting rights under this Agreement (other than those required by Applicable Law) or any interest in the Assets, the Property or the Project, except such interest as it may have as a party to the Royalty Agreement pursuant to Section 12.07(b). Insofar as such Non-Contributing Shareholder is concerned this Agreement shall thereupon terminate.

(g) The Parties agree that, upon surrender by the Non-Contributing Shareholder of all of its Shares or the cancellation of such Shares in accordance with this Section 12.07 and the entering into of the Royalty Agreement by the Non-Contributing Shareholder and the Company pursuant to Section 12.07(b), the Non-Contributing Shareholder may register a notice, together with a copy of the Royalty Agreement, with MTO (or other applicable governmental office).

Section 12.08

Certain dilution mechanics are confidential.

ARTICLE 13
PROJECTS

Section 13.01

Details about projects are confidential.

(a)

(b)

(c)

(d)

Section 13.02

Section 13.03

Section 13.04

ARTICLE 14
MARKETING

Section 14.01 Marketing Administration.

The marketing of Mineral Products shall be administered by the Operator in accordance with policies Approved from time to time by the Board.

Section 14.02 Buyer Proposals. Certain threshold's confidential.

If any Shareholder that holds a Participating Interest proposes to the Board potential buyer(s) for Mineral Products, and in the sole and absolute discretion of the Board:

(a) such potential buyer(s) are offering to purchase the Mineral Products on terms that are equal to or better than those being offered by any other buyers in the market;

(b) the offered terms shall not adversely affect: (i) the price and terms for, or the Company's ability to sell, any other Mineral Products; or (ii) the other Shareholders;

(c) the offered terms shall not trigger any adverse tax or accounting consequences for the Company and/or the other Shareholders; and

(d) such potential buyer(s) are not competitors of the Company or the other Shareholders,

the Board shall consider such potential buyer(s) and if the Board considers that such offer is in the best interests of the Company, the Board may (but need not) Approve such offer to purchase Mineral Products in a quantity to be determined by the Board, in its sole discretion, provided such quantity shall be at least equal to the Participating Interest of the Shareholder proposing the potential buyer.

ARTICLE 15
ACQUISITIONS AND DISPOSITIONS OF SHARES, RESTRICTIONS ON TRANSFER

Section 15.01 General Transfer Restrictions.

Except as otherwise permitted under and in accordance with this Agreement, including as permitted by Section 15.03, no Shareholder may, directly or indirectly, Transfer (and no Shareholder may permit the Transfer of) any or all of its Shares or its rights or obligations under

this Agreement (in this Article 15, such rights and interests, collectively, its "**Holdings**"). The Shareholders agree that neither of them shall exercise any rights under any Applicable Law or otherwise acquire the Shares of any other Shareholder as a matter of right, except as expressly permitted by this Agreement. Any partial Transfer of a Shareholder's Holdings must be of Shares representing a minimum 10% Participating Interest unless the effect of such Transfer would be to reduce a Shareholder's Participating Interest to less than 10%, in which case the Transfer must be of all the Shareholder's remaining Holdings.

Section 15.02 Transfers Subject to Right of First Offer.

A Shareholder cannot Transfer (or permit the Transfer of), directly or indirectly, any of its Holdings unless such Transfer is consented to by the other Shareholder or Shareholders, which consent shall not be unreasonably withheld, conditioned or delayed, or such Transfer is made in conformity with the procedure prescribed in Section 15.04, in which case the consent of the other Shareholder or Shareholders shall be deemed to have been given.

Section 15.03 Exceptions to Transfer Restrictions.

Nothing in Section 15.02 or Section 15.04 applies to or restricts in any manner:

(a) a Transfer by a Shareholder of all of its Holdings to an Affiliate of the transferring Shareholder provided that such Affiliate first assumes and agrees to be bound by the terms of this Agreement; and provided further that if at any time after such Transfer, such transferee ceases to be an Affiliate of such Shareholder, then such transferee shall promptly Transfer all of its Holdings back to such Shareholder;

(b) an indirect Transfer (including, for clarity, any change of control) that results from changes at one or more times in the ownership of shareholdings of Amarc or the ultimate parent of Freeport, which is consequent upon issuance of equity securities from treasury, or its acquisition or change of control by take-over, plan of arrangement, amalgamation, reorganization, business combination or other merger transaction completed by a public company whose shares are listed on a stock exchange;

(c) an amalgamation, merger or corporate reorganization involving the Transferring Shareholder that has the effect in law of the amalgamated, merged or surviving corporation possessing on a consolidated basis all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating, merging or predecessor corporation provided that the surviving corporation was at all times before such amalgamation or merger, an Affiliate of the Transferring Shareholder;

(d) any pledge by a Shareholder or its Affiliates of the equity interests in such Shareholder in connection with such Shareholder's or Affiliate's obtaining of financing incurred for the purpose of financing the Shareholder's actual or anticipated Contributions hereunder; or

(e) a Transfer that is otherwise specifically required or permitted under this Agreement.

Section 15.04 Right of First Offer.

(a) If a Shareholder (in this paragraph referred to as the "**Selling Party**") or any of its respective Affiliates intends to make, or receives, a *bona fide* offer to or from, as applicable, an independent Third Party (the "**Proposed Purchaser**") dealing at arm's length with the Selling Party, to Transfer all or part of the Selling Party's Holdings, directly or indirectly, which offer the Selling Party or its Affiliates desires to make or accept, then the Selling Party shall first offer, in writing, to sell such Holdings (the "**Offer**") to the other Shareholder (the "**Non-Selling Shareholder**") on the terms offered by the Proposed Purchaser ("**Right of First Offer**"). The Offer shall specify the price and terms and conditions of such Transfer and, if known at the time, the name of the Proposed Purchaser.

Certain right of first offer terms are confidential.

(i)

(ii)

(b) The Non-Selling Shareholder shall have a period of thirty (30) days after receipt of the Offer in which to accept such Offer by giving a Notice of acceptance to the Selling Party. Upon receipt of a Notice of acceptance, the Selling Party shall be bound to (and, as applicable, to require its Affiliates to) sell such Holdings to the Non-Selling Shareholder on the terms and conditions of the Offer, where the cash consideration shall be paid to the Selling Party on the earlier of (i) a date to be mutually agreed upon by the Shareholders, and (ii) sixty 60 days after the Selling Party's receipt of Notice of acceptance of the Offer.

(c) If the Non-Selling Shareholder rejects the Offer or fails to respond to the Offer within the first thirty (30) day period, the Selling Party shall be free for a period of ninety (90) days thereafter to consummate a sale of such Selling Party's Holdings to the Proposed Purchaser, upon the terms and conditions of the Offer. If the Selling Party fails to consummate the sale to the Proposed Purchaser (if the Proposed Purchaser was known at the time of the Offer) or to any other purchaser (if the Proposed Purchaser was not known at the time of the Offer) within such 90-day period or the terms of the Offer change, such Selling Party's Holdings shall again be subject to the Right of First Offer set out in this Section 15.04.

(d) As a condition of any Transfer of a Selling Party's Interest, the Proposed Purchaser must covenant and agree to be bound by and to join in this Agreement, including this Section 15.04 and any and all applicable pledge agreements, escrow instructions and other applicable security documents, and prior to the completion of any such Transfer, the Selling Party shall deliver to the Non-Selling Shareholder evidence of such agreement and joinder in forms satisfactory to such Non-Selling Shareholder.

Section 15.05 Involuntary Transfer Event.

On the occurrence of an Involuntary Transfer Event in respect of a Shareholder (the "**Involuntary Transferor**"):

(a) the Involuntary Transferor shall be deemed to have made an Offer in respect of all Shares held by the Involuntary Transferor to the other Shareholders in accordance with Section 15.04; and

(b) the provisions of Section 15.04 shall otherwise apply with the same effect provided that the price of the Shares that are the subject of the Offer must be the fair market value as at the date of the Involuntary Transfer Event and such price shall be deemed to be the price of the Shares contained in the Right of First Offer, provided that the Shareholders (excluding the Involuntary Transferor) may, by a unanimous vote, resolve that this Section 15.05 shall not apply with the effect that the Involuntary Transferor shall be permitted to remain as a Shareholder and retain its interests in the Company.

Section 15.06 Conditions of Transfers.

As a condition of any Transfer, other than to another Shareholder, the transferee must covenant and agree to be bound by and to join in this Agreement, including this Article 15, and any and all applicable pledge agreements, escrow instructions and other applicable security documents, and prior to the completion of any such Transfer, the Transferring Shareholder shall deliver to the other Shareholder evidence of such agreement and joinder in forms satisfactory to such other Shareholder.

Section 15.07 Encumbrances of Holdings Limited to Funds Used for this Agreement.

Other than Encumbrances for Third Party non-recourse project financing on a 100% Project basis (i.e. project financing of the entire Project), no other Encumbrances of a Party's Holdings shall be permitted, and for greater certainty, shall be void.

Section 15.08 Remedies for Breach of Section 15.02.

In the event of a breach of the Transfer restrictions set out in Section 15.02 by a Party, any Transfers effected in breach of such provisions by a Party shall be deemed to be null and void, and no rights under this Agreement shall succeed to any transferee of such transfers, and such transferees shall have no benefits or rights to the transactions hereunder.

Section 15.09 Transfers of Dilution Royalty.

Certain rights of dilution royalty are confidential.

ARTICLE 16
MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 16.01 Representations and Warranties.

Each of the Parties hereby represents and warrants to the other Parties that, as of the date of this Agreement (or as of the date such Party first becomes a Party to this Agreement, in the case of a new Shareholder):

(a) such Party is duly organized, validly existing and in good standing under the laws of the place of its establishment or incorporation;

(b) such Party has all requisite power and approval required to enter into this Agreement and has all requisite power and approval to perform fully each and every one of its obligations hereunder;

(c) such Party has taken all internal actions necessary to authorize it to enter into this Agreement and its representative whose signature is affixed hereto is fully authorized to sign this Agreement and to bind such Party thereby;

(d) when signed by such Party, this Agreement shall be legally binding on such Party;

(e) neither the signing of this Agreement nor the performance of its obligations hereunder shall conflict with, or result in a breach of, or constitute a default under, any provision of the constitutional documents of such Party, or any Applicable Law, or any licence, permit, authorization or approval of any government agency or body, or of any contract or agreement, to which such Party is a party or subject;

(f) no lawsuit, arbitration, other legal or administrative proceeding, or governmental investigation is pending, or to the best of such Party's knowledge threatened, against such Party that would affect in any way its ability to enter into or perform this Agreement;

(g) no proceedings are pending for and such Party is not aware of any basis for the institution of any proceedings leading to the dissolution or winding-up of such Party or the placing of such Shareholder into bankruptcy or subjecting such Party to any other laws governing the affairs of insolvent Persons; and

(h) no Insolvency Event has occurred or is imminent in respect of such Party .

Each of the Parties hereby represents and warrants to the other Parties that, as of the date of this Agreement (or as of the date such Party first becomes a Party to this Agreement, in the case of a new Shareholder) and further covenants with the other Parties that:

(i) neither it, nor any of its directors, officers, agents, employees, consultants and contractors, or any other Person acting on its behalf, (i) has offered, promised, paid, authorized or taken, or shall offer, promise, pay, authorize, or take any act in furtherance of any offer, promise, payment or authorization of payment of anything of value to any Person of Concern for the purpose of securing discretionary action or inaction or a decision of a Government Official(s), influence over discretionary action of a Government Official(s), or an improper advantage; or (ii) has taken or shall take any action otherwise inconsistent with or prohibited by the substantive prohibitions or requirements of any of the Anti-Fraud Laws, in connection with any matter relating to the Earn-in Agreement or this Agreement;

(j) in the performance of its obligations under this Agreement, it shall cause its officers, directors, agents, employees, consultants, contractors, and other Persons acting on its behalf, and shall cause the Company and its officers, directors, agents, employees, consultants and contractors, to (i) comply strictly with all Applicable Laws, including the Anti-Fraud Laws, including not offering, promising, paying, authorizing, or taking any act in furtherance of any offer, promise, payment or authorization of payment of anything of value to any Person of Concern for the purpose of securing discretionary action or inaction or a decision of a Government Official(s), influence over discretionary action of a Government Official(s), or an improper advantage; and (ii) take no action otherwise inconsistent with or prohibited by the substantive prohibitions or requirements of any of the Anti-Fraud Laws, in connection with any matter relating to the Earn-in Agreement or this Agreement;

(k) in the performance of its obligations under Section 16.01(i) and Section 16.01(j), it shall take appropriate steps to cause the Company and its officers, directors, agents, employees, consultants and contractors to implement and maintain, while this Agreement is in effect, policies and procedures designed to ensure compliance with all Applicable Laws, including the Anti-Fraud Laws;

(l) neither it, nor (to the knowledge of such Party) any of its officers, directors or shareholders of more than 10% of the respective outstanding shares are listed on the Specially Designated Nationals, Specially Designated Terrorists, and Specially Designated Narcotic Traffickers lists maintained by the Office of Foreign Asset Controls, United States Department of Treasury or are the subject of any other U.S. sanctions programs, or of any blocking or denial order by the U.S. government; and

(m) during the term of this Agreement, it shall promptly inform the other Parties if (i) its officers, directors or shareholders of more than 10% of its respective outstanding shares are listed on the Specially Designated Nationals, Specially Designated Terrorists, and Specially Designated Narcotic Traffickers lists maintained by the Office of Foreign Asset Controls, United States Department of Treasury; or (ii) any of its officers, directors or shareholders of more than 10% of its respective outstanding shares become the subject of any other U.S. sanctions programs, or of any blocking or denial order by the U.S. government.

ARTICLE 17
EXERCISE OF SHAREHOLDER CONTROL

Section 17.01 General.

Each Shareholder must, by exercise of its Shareholder Control, do or cause to be done all such acts and things as it as Shareholder is able to do or cause to be done, to give full effect to the provisions of this Agreement.

ARTICLE 18
THE CONSTITUTION AND THIS AGREEMENT

Section 18.01 Agreement Paramount.

(a) This Agreement may only be modified by express written agreement of the Shareholders.

(b) Except as set forth in Section 18.01(c) below, if there is any inconsistency between this Agreement and the Constitution, this Agreement prevails as between the Parties, provided that the Parties shall endeavour to amend the Constitution as required to resolve such inconsistency, to the extent permitted by Applicable Law.

(c) If any provision of the Constitution is required by law to be modified or any additional provision is required by law to be included in the Constitution, the Parties shall endeavour to amend the Constitution to modify or include such provision in it, and if such amendment result in an inconsistency between this Agreement and the Constitution, the Parties shall endeavour to amend this Agreement as required to resolve such inconsistency.

(d) If any provision of this Agreement is required by law to be included in the Constitution, or otherwise needs to be included in the Constitution to be effective, the Parties shall endeavor to amend the Constitution to include such provision in it.

Section 18.02 Party Covenant.

Each Party undertakes with each other Party to:

(a) exercise all votes, powers and rights under this Agreement and the Constitution to give effect to the provisions and intentions of this Agreement including pursuant to Section 12.07; and

(b) observe and comply promptly with the provisions of this Agreement and the Constitution, except as set forth in Section 18.01.

ARTICLE 19
TERMINATION

Section 19.01 Termination Events.

(a) Subject to Section 19.01(b) and Section 19.01(c), this Agreement shall terminate upon the earliest to occur of:

(i) this Agreement terminating pursuant to Section 12.07;

(ii) the termination of this Agreement by agreement between the Shareholders;

(iii) one Shareholder holding all of the issued Shares (including any Shares held by an Affiliate of that Shareholder);

(iv) the winding up of the Company by order of a court of competent jurisdiction; and

(v) the order of an arbitrator under Article 21 that determines this Agreement shall terminate.

(b) No termination of this Agreement shall affect any obligations or rights of any of the Shareholders that have accrued prior to termination.

(c) The obligations under Article 20 continue in force after termination of this Agreement, as provided in that Article.

Section 19.02 Winding Up of Company.

On the winding up of the Company, each Shareholder must, by exercise of its powers as a Shareholder, and making additional capital Contributions where required, ensure that (a) adequate arrangements are made for payment of, or security for, the Company's reclamation and closure costs and all other liabilities of the Company for which any Director or Shareholder may be directly liable under Applicable Law; (b) any business name of the Company is de-registered; (c) the Company's rights under any the licences of any intellectual property licenced to it by that Shareholder shall be deemed terminated; (d) any other arrangements between the Company and any Shareholder in relation to the business and assets of the Company are deemed terminated; and (e) each Shareholder ceases as soon as practicable (but in any event within 30 days of such winding up) to make any reference to any other Shareholder (or an Affiliate of any other Shareholder) in any material or advertising published by it in connection with its business.

ARTICLE 20
CONFIDENTIALITY

Section 20.01 Confidential Information Defined.

In this Agreement, "**Confidential Information**" means information regarding the Assets or the Company:

(a) in written, electronic or tangible form provided to a Party by, or on behalf of another Party or the Company;

(b) orally transmitted to a Party by another Party or the Company; or

(c) that is derived from a Party's observations from visits to Project operations, or observations or interpretations or analysis of samples provided by or on behalf of the Company.

Section 20.02 Non-Disclosure Covenant.

A Party shall not disclose any Confidential Information to any Person except as permitted herein.

Section 20.03 Permitted Disclosure.

The restriction on disclosure set out in Section 20.02 shall not apply with respect to any disclosure:

(a) required to comply with any Applicable Laws, stock exchange rules or a regulatory authority having jurisdiction, provided that if practicable, the disclosing Party shall give the non-disclosing Party a reasonable opportunity to review the proposed disclosure and shall incorporate into such proposed disclosure, the non-disclosing Party's reasonable comments;

(b) made to a director, officer, employee or other representative of a Party;

(c) made to an Affiliate of a Party;

(d) made to a consultant, contractor or subcontractor of a Party that has a bona fide need to be informed;

(e) subject to the restrictions in Article 15 to any Third Party to whom the disclosing Party *bona fide* contemplates a Transfer of all or any part of the Assets or a direct or indirect interest in the Assets, or an interest in any Wholly Owned Affiliate that has a direct or indirect interest in the Assets; and

(f) made to a bank, financial institution or investor from which the disclosing Party is seeking equity or debt financing or in a prospectus or offering memorandum pursuant to which the relevant Party is seeking to obtain financing,

and provided that in the case of (b), (c) (d), (e) and (f) the recipient has been duly informed of the confidentiality of the information being disclosed.

Section 20.04 Exceptions. The obligations with respect to Confidential Information and prohibitions against use under this Agreement shall not apply to information that:

(a) as of the Effective Date, was in the public domain;

(b) prior to the time of receipt, was known to the disclosing Party;

(c) was furnished to the disclosing Party by a Third Party who is not bound by a confidentiality agreement with, or by any obligation of confidence to, the other Parties;

(d) was independently acquired or developed by the disclosing Party without use of, or reference to, the Confidential Information of the other Parties and without otherwise contravening the terms and provisions of this Agreement; or

(e) after the Effective Date, was published or otherwise became part of the public domain (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain through no breach by the disclosing Party of this Article 20).

Section 20.05 No Ownership of Confidential Information.

The Parties shall not acquire any title, ownership or other interest in the Confidential Information or any other property received from the Company, except indirectly through its Participating Interest in the Company, which shall have ownership of the Confidential Information.

Section 20.06 Representations Limited.

The Parties acknowledge that neither the Company nor any Party makes any representation or warranty as to the completeness or accuracy of the Confidential Information.

Section 20.07 Indemnification.

Each Party shall indemnify and save harmless the other Parties for and from all actions, liabilities, damages, losses, costs and expenses including reasonable legal fees resulting from the failure by the indemnifying Party or its representatives or other Third Parties to whom a Party discloses Confidential Information to comply with any provision of this Article 20.

Section 20.08 Additional Non-Disclosure.

Subject to Section 20.03, unless required by Applicable Law or the rules and regulation of a governmental agency or stock exchange having jurisdiction, a Party shall not disclose in any public disclosure or to any Third Party, the terms of this Agreement.

Section 20.09 Injunctive Relief.

Each of the Parties acknowledges that if it or any of its representatives fails to comply with the provisions of this Article 20, such failure would constitute an irreparable injury and cause damage to the Company or the other Parties impossible to measure monetarily. Therefore, in the event of such failure, in addition to and without prejudice to any other rights and remedies that it may have at law or in equity, the Company, or any Party acting on behalf of the Company, shall be entitled to injunctive relief restraining, enjoining or specifically enforcing the provisions of this Article 20 without proof that its damages may not be wholly compensated by money and without

posting security, and any Party or any representatives of a Party that fails to keep or perform any of the provisions of this Article 20 hereby waives any defense it may have in law to such injunctive or equitable relief.

Section 20.10 Press Releases.

Unless otherwise prohibited by law or the rules and regulations of any regulatory authority or stock exchange having jurisdiction, the Shareholders shall consult with each other prior to issuing any press release, or making or filing any internet release, prospectus or other statement or making any other disclosure of Confidential Information (a "**Release**") to a non- Shareholder (including a government or exchange authority) regarding this Agreement, the Assets or the activities of the Shareholders with respect thereto, and the disclosing Shareholder shall advise the other Shareholders of the text of the proposed Release. The disclosing Shareholder shall provide the other Shareholders with a reasonable opportunity to comment on the Release and, if it in its sole discretion deems them to be appropriate and not inconsistent with such Shareholder's legal and regulatory disclosure obligations, shall incorporate the other Shareholders' reasonable changes to the Release before the Release is issued, made or filed. Notwithstanding the foregoing, where a Shareholder requests input or consent from the other Shareholders as to any Release and the other Shareholders have not responded to such request within five (5) Business Days (within three (3) Business Days where the press release discloses a material change of the Shareholder providing it for comment), then the Shareholder proposing the Release shall be entitled to proceed with its disclosure as if it had received input or consent from the other Shareholder.

Section 20.11 Extended Obligations.

The rights and obligations set forth in this Article 20 shall extend after the termination of this Agreement until the second anniversary of such termination.

ARTICLE 21
ARBITRATION

Section 21.01 Notice of Dispute.

The Shareholders shall attempt to resolve amicably any claims, controversies, failure to agree, disagreement or dispute (each a "**Dispute**") between them arising under or related to this Agreement, by referral to successively higher levels of the Shareholders' respective managements. If the Shareholders cannot resolve any such Dispute, they shall refer such Dispute to each Shareholder's responsible officer, which in the case of Freeport, shall be its Business Manager, Exploration, and in the case of Amarc, shall be its Chief Executive Officer, and each Shareholder's responsible officer shall, within five (5) Business Days of the Dispute being referred to such responsible officer, contact the other Shareholder's responsible officers and attempt to resolve such Dispute. If there is no resolution of the Dispute by this means within fifteen (15) Business Days of the Dispute being referred to the Shareholders' responsible officers, then such Dispute shall be submitted to arbitration by written demand of any Shareholder. To demand arbitration, a Shareholder (the "**Claimant**") shall give the other Shareholder (the "**Respondent**") a Notice specifying the issues in dispute, the amount involved, the remedy requested and the name of the arbitrator the Claimant appoints (such Notice, a "**Notice of Dispute**"). Within twenty (20) Business

Days after receipt of the Notice of Dispute, the Respondent shall answer the Notice of Dispute in writing, specifying the issues the Respondent disputes.

Section 21.02 Arbitration Panel.

The arbitration shall be determined by one (1) arbitrator to be agreed upon by the Claimant and the Respondent within ten (10) Business Days after the Respondent has responded to the Notice of Dispute. If the Claimant and the Respondent cannot agree on the appointment of an arbitrator, the Claimant and the Respondent shall refer the matter to the Vancouver International Commercial Arbitration Centre (the "**VanIAC**") and the VanIAC shall appoint the arbitrator. The arbitrator appointed by the Claimant and the Respondent or by the VanIAC shall be experienced and knowledgeable in respect of the matters in dispute as set out in the Notice of Dispute and any response to the Notice of Dispute. No person shall be appointed or selected as an arbitrator hereunder unless such person agrees in writing to serve. The selection of an arbitrator, either by agreement of the Claimant and the Respondent or by the VanIAC shall be final and binding on the Claimant and the Respondent.

Section 21.03 Conduct of Arbitration.

Except as specifically provided in this Article 21, arbitration hereunder shall be conducted in the English language in accordance with the current VanIAC commercial arbitration rules (the "**Rules**"). The seat of arbitration is Vancouver, British Columbia. The arbitrator shall fix a time and place in Vancouver, British Columbia reasonably convenient for the Claimant and the Respondent, after giving the Claimant and the Respondent not less than seven (7) Business Days' notice, for the purpose of hearing the evidence and representations of the Claimant and the Respondent and they shall preside over the arbitration and determine all questions of procedure not provided for under the Rules or this Section 21.03. After hearing any evidence and representations that the Claimant and the Respondent may submit, the arbitrator shall make a decision and reduce the same to writing and deliver one copy thereof to the Claimant and the Respondent. The arbitrator shall endeavor to make a decision within forty-five (45) days after its appointment, subject to any reasonable delay due to unavoidable circumstances. Any decision by the arbitrator shall follow and apply the laws applicable to this Agreement pursuant to Section 24.09. The expense of the arbitration, including travel costs, expert witness and legal fees and costs shall be paid as determined in the discretion of the arbitrator, having due regard for the outcome of the arbitration and the relationship of the result to the positions taken by the Claimant and the Respondent. In the absence of fraud or manifest error, the decision of the arbitrator shall be final and binding upon each of the Shareholders to the dispute.

Section 21.04 Jurisdiction of Courts.

Judgment upon the arbitral award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets. Except where matters are expressed herein to be subject to arbitration, the provincial or federal courts sitting in Vancouver, British Columbia, Canada shall have exclusive jurisdiction to hear and determine all matters relating to this Agreement, including enforcement of the obligation to arbitrate. The Parties hereby irrevocably consent, agree and submit to the jurisdiction of the provincial or federal courts sitting in Vancouver, British Columbia, Canada.

Section 21.05 Preliminary Relief.

Nothing in this Agreement shall prevent either Party from applying to the provincial or federal courts in Vancouver, British Columbia, Canada for interlocutory, injunctive, provisional, or interim measures, including but not limited to any claim for preliminary injunctive relief.

ARTICLE 22
CURE PERIOD, FORCE MAJEURE, AND DEFAULT

Section 22.01 Cure Period and Force Majeure.

The performance of a Party's obligations under this Agreement, or to meet any conditions or requirements of, this Agreement (including Freeport's satisfaction of the Second Option Conditions) are subject to Event of Force Majeure pursuant to Section 22.02 and are subject to the cure period set out in Section 22.03.

Section 22.02 Force Majeure.

(a) No right of a Party shall be affected, and no Party shall be liable under this Agreement or found in default, under this Agreement by the failure of such Party to meet any term or condition of this Agreement where such failure is caused by an Event of Force Majeure and, in such event, all times specified or provided for in this Agreement shall be extended by a period commensurate with the period during which the Event of Force Majeure causes such failure.

(b) A Party affected by an Event of Force Majeure shall take all reasonable steps within its control to remedy the failure caused by such event, provided however, that nothing contained in this Section 22.02 shall require any Party to settle any labour or industrial dispute or to test the constitutionality of any Applicable Law or make any payments pursuant to Section 11.05.

(c) Nothing in this Section 22.02 shall require a Party affected by an Event of Force Majeure to settle labour disputes or question the validity of any act of a Governmental Authority.

(d) Any Party relying on the provisions of this Section 22.02 shall forthwith give Notice to the other Parties of the commencement of an Event of Force Majeure and of its end.

Section 22.03 Default.

Except as otherwise provided in this Agreement, if any Party (in this Section 22.03, a "**Defaulting Party**") is in default of any requirement herein set forth, the other Party may give written Notice to the Defaulting Party specifying the default. The Defaulting Party shall not, except as specifically otherwise provided in this Agreement, lose any rights under this Agreement unless, within 30 days following the giving of Notice of default by the non-Defaulting Party, the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance or the Defaulting Party fails to dispute the Notice of default. Upon any such failure,

the non-Defaulting Party shall be entitled to seek any appropriate remedy on its own behalf, and/or on behalf of the Company that it or the Company may have on account of such default.

ARTICLE 23
AREA OF INTEREST

Section 23.01 Acquisitions within the Area of Interest.

(a) Upon and subject to a written direction or Approval of the Board or Technical Committee, the Operator, on behalf of the Company, shall apply for or acquire Mineral Rights, surface rights and/or ancillary rights including water rights over areas that fall in whole or in part of the Area of Interest.

(b) If any time after the date hereof, Mineral Rights, rights to or interests in any real property, including, without limitation, any surface rights or any right, concession, authorization, license, permit, or interest in relation to the use or diversion of water, or any other ancillary rights or interests are issued to or acquired by a Shareholder or an Affiliate of a Shareholder (the "**Acquiring Shareholder**") over areas that are in whole or in part within the Area of Interest (the "**Additional Rights**"), then:

(i) the Acquiring Shareholder shall promptly provide written notice containing full particulars of the Additional Rights, including the costs of acquisition ("**Acquisition Costs**") which are to be estimated in such notice, to the Operator, the Technical Committee and the Board and the other Shareholder (the "**Non-Acquiring Shareholder**");

(ii) if the Board (excluding any Directors appointed by the Acquiring Shareholder or any of its Affiliates) Approves including all or any of the Additional Rights in the Assets, the Operator shall, within 60 days following receipt of a notice under Section 23.01(b)(i), provide written Notice to the Acquiring Shareholder specifying the Additional Rights that the Board has so Approved, and are therefore required, to be included in the Assets (the "**Acquisition Notice**"), and shall concurrently provide a copy of the Acquisition Notice to the Technical Committee, the Board and the Non-Acquiring Shareholder;

(iii) following receipt of the Acquisition Notice, the Acquiring Shareholder shall thereafter hold the Additional Rights specified in the Acquisition Notice for the benefit of the Shareholders and the Company under the terms of this Agreement and such Additional Rights shall thereafter be included in, and form part of, the Assets for all purposes of this Agreement; and

(iv) the Operator shall reimburse the Acquiring Shareholder (using funds contributed or to be contributed by (i) Freeport, during Stage II, or (ii) the Shareholders, in proportion to their Participating Interests, during the *Pro rata* Contribution Stage or the) for the actual Acquisition Costs attributable to the relevant Additional Rights, which such Acquisition Costs shall be included in the calculation of Expenditures.

(c) Subject to Section 23.01(d), if following receipt of a notice under Section 23.01(b)(i), the Operator does not respond with an Acquisition Notice within the 60 day period set out in Section 23.01(b)(i), then both the Operator and the Non-Acquiring Shareholder forego any future rights under this Article 23 to the Additional Rights set out in such notice.

(d) If, within 45 days following receipt of a Notice under Section 23.01(b)(i), the Non-Acquiring Shareholder gives notice to the Operator and the Acquiring Shareholder that it wishes to have the Additional Rights included in the Assets, then the Operator shall be required to give the Acquisition Notice in accordance with Section 23.01(b)(i).

(e) To the extent allowed by Applicable Laws, if the Operator gives the Acquisition Notice in accordance with Section 23.01(b)(ii) or Section 23.01(d), as applicable, the Acquiring Party shall, within a reasonable period of time following receipt of such Acquisition Notice, Transfer the Additional Rights to the Company.

(f) The Area of Interest shall not be enlarged by the addition of any Additional Rights to the Assets, pursuant to this Article 23.

ARTICLE 24
MISCELLANEOUS

Section 24.01 Time.

Time is of the essence of this Agreement.

Section 24.02 No Partnership or Agency.

This Agreement does not create or evidence a partnership, a fiduciary relationship or the relationship of principal and agent between the Parties. Except as specifically provided in this Agreement, no Party has authority to act as agent or representative of or in any way bind or commit another Party to any obligation.

Section 24.03 Assignment.

No Shareholder may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the consent of each other Shareholder; provided that any Shareholder may Transfer its rights and obligations under this Agreement in connection with any Transfer made in accordance with Article 15.

Section 24.04 Variation.

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the Shareholders. An amendment or variation to this Agreement does not affect the enforceability of the rest of this Agreement.

Section 24.05 Currency.

Unless otherwise noted, all dollar amounts expressed herein refer to the lawful currency of Canada. For clarity, a reference to "USD" means the lawful currency of the United States.

Section 24.06 Costs.

Except as otherwise provided, all costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring them.

Section 24.07 Governing Law and Dispute Resolution.

(a) This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the Federal Laws of Canada applicable therein, without regard to any conflict of laws or choice of laws principle that would permit or require the application of the laws of any other jurisdiction.

(b) Each of the Parties hereby irrevocably attorns and submits to the arbitral jurisdiction set forth in Section 21.04 and, with respect to any matters not determined by arbitration, to the exclusive jurisdiction of the courts sitting in Vancouver, British Columbia, Canada respecting all matters relating to this Agreement (including, without limitation, enforcement of the obligation to arbitrate) and the rights and obligations of the Parties hereunder.

Section 24.08 Notice.

(a) Any notice or writing required or permitted to be given to a Party under this Agreement or any communication otherwise made to a Party in respect of this Agreement (referred to in this Section as a "**Notice**") shall be sufficiently given if in writing and: (i) delivered personally, either to the individual designated below for such Party, or to an individual having apparent authority to accept deliveries on behalf of such individual at the address set out below for such Party; (ii) by courier, registered or certified mail to the address set out below for such Party; or (iii) transmitted by email at or to the applicable email addresses set out below for such Party.

(b) in the case of a Notice to Amarc:

Amarc Resources Ltd.

Attention:
Email:

with a copy which shall not constitute, nor be required for valid, Notice to:

Notice contact details are private.

Attention:
Email:

(c) in the case of a Notice to Freeport and/or the Company, at:

Freeport-McMoRan Mineral Properties Canada Inc.

Attention: Exploration Administrator
Email:

with a copy which shall not constitute, nor be required for valid, Notice to:

Attention:
Email:

or at such other address as the Party (or Parties) to whom such Notice is to be given shall have last notified the Party giving the same, in the manner provided in this Section.

(d) Any Notice is effective:

(i) if personally delivered as described above, on the day of personal service to the recipient Party;

(ii) if by courier, registered or certified mail and (A) in Canada to a Canadian address, on the fourth Business Day following the day on which it is mailed, or (B) if in Canada to a non-Canadian address or not in Canada to any address, on the tenth Business Day, except that if at any time between the date of mailing and the fourth or tenth Business Day (as applicable) thereafter there is a general discontinuance or disruption of postal service, the Notice must be given by means other than registered mail; and

(iii) if sent by email, then on the day on which the sender receives confirmation of receipt by return electronic email from the recipient (provided that the

confirmation of receipt cannot be reasonably suspected of being an automatically generated response and must be received within 72 hours after transmission of the Notice) if that day is a Business Day and if the confirmation was received prior to 5:00 p.m. local time in the place of delivery or receipt, and otherwise, on the next Business Day.

Section 24.09 Entire Agreement.

This Agreement, including the Schedules to this Agreement, together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement and in any agreement or document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 24.10 Ethics and Prohibited Corrupt Practices.

(a) Neither Party, nor any of its directors, officers, agents, employees, consultants and contractors, or any other Person acting on its behalf, has or shall (i) offer, promise, pay, authorize, or take any act in furtherance of any offer, promise, payment or authorization of payment of anything of value to any Person of Concern for the purpose of securing discretionary action or inaction or a decision of a Government Official(s), influence over discretionary action of a Government Official(s), or an improper advantage; or (ii) take any action otherwise inconsistent with or prohibited by the substantive prohibitions or requirements of any of the Anti-Fraud Laws, in connection with any matter relating to this Agreement.

(b) In the performance of their obligations under this Agreement, the Parties shall cause their respective officers, directors, agents, employees, consultants, contractors, and other Persons acting on their behalf, to (i) comply strictly with all Applicable Laws, including the Anti-Fraud Laws, including not offering, promising, paying, authorizing, or taking any act in furtherance of any offer, promise, payment or authorization of payment of anything of value to any Person of Concern for the purpose of securing discretionary action or inaction or a decision of a Government Official(s), influence over discretionary action of a Government Official(s), or an improper advantage; and (ii) take no action otherwise inconsistent with or prohibited by the substantive prohibitions or requirements of any of the Anti-Fraud Laws, in connection with any matter relating to this Agreement.

(c) The Parties hereby covenant that in the performance of their obligations under this Section 24.10, they shall take appropriate steps to cause the Parties and their officers, directors, agents, employees, consultants and contractors to implement and maintain, while this Agreement is in effect, policies and procedures designed to ensure compliance with all Applicable Laws, including the Anti-Fraud Laws. Such

policies and procedures shall be consistent with the anti-corruption compliance program administered by Freeport-McMoRan Inc., and shall apply to the Parties' operations, and any directors, officers, agents, employees, consultants and contractors working on behalf of any Party.

Section 24.11 Human Rights Policy; Community Policy.

(a) Each Party acknowledges and agrees that it has read Freeport-McMoRan Inc.'s Human Rights Policy (the "**Human Rights Policy**") (a copy of which may be obtained by following the link for the Human Rights Policy located on this webpage: http://www.fcx.com/company/business.htm) and that the Human Rights Policy requires that the Party respect International Human Rights. Consistent with this, each Party represents, warrants and agrees that, in performing any activities contemplated under this Agreement, each Party and any of their respective officers, directors, agents, employees, consultants, contractors, and other Persons acting on their behalf, shall respect and comply with the Human Rights Policy and any International Human Right. Each Party represents, warrants and agrees that it shall (i) promptly investigate any allegations of International Human Rights violations allegedly caused by any Party or any of their respective officers, directors, agents, employees, consultants, contractors, and other Persons acting on their behalf, (ii) notify Freeport and the complainant of the results of that investigation, and (iii) take appropriate remedial action where such investigations confirm International Human Rights violations have occurred. Each Party shall report to Freeport all grievances by Third Parties regarding International Human Rights matters associated with its performance under this Agreement.

(b) Each Party acknowledges that that it has been expressly advised that complying with the Human Rights Policy is a matter of fundamental importance to Freeport, and that the corporate policy of Freeport is to discontinue business relationships with any Person or Persons who fail to do so. Without limiting the generality of the foregoing, Amarc acknowledges that failure on its part, or on the part of any of its officers, directors, agents, employees, consultants, or contractors to comply with the Human Rights Policy may result in a decision by Freeport not to proceed with this Agreement or the Transaction, regardless of the merit of the Assets. Freeport shall have the right to conduct an audit of any and all activities related to any actions performed by any Party or any of their respective officers, directors, agents, employees, consultants, contractors, and other Persons acting on their behalf to ensure compliance with the requirements of this Section 24.11.

(c) Each Party acknowledges and agrees that it has read Freeport-McMoRan Inc.'s Community Policy (the "**Community Policy**") (a copy of which may be obtained by following the link for the Community Policy located on this webpage: http://www.fcx.com/company/business.htm). Each Party understands and agrees that it and its officers, directors, agents, employees, consultants, contractors, and other Persons acting on its behalf are expected to perform all actions in a manner that is consistent with the Community Policy.

Section 24.12 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

Section 24.13 Severability.

If any provision of this Agreement is void, illegal or unenforceable, it may be severed without affecting the enforceability of the other provisions in this Agreement.

Section 24.14 Waiver.

A waiver of any right, power or remedy under this Agreement must be in writing signed by the Party granting it. A waiver is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

Section 24.15 Specific Remedies.

Each of the Parties agrees that its failure to comply with the covenants and restrictions set out in Article 15, Article 20 and Article 23 would constitute an injury and cause damage to the other Party impossible to measure monetarily. Therefore, in the event of any such failure, the other Party shall, in addition and without prejudice to any other rights and remedies that it may have at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing the provisions of the foregoing sections.

Section 24.16 Parties' Rights to Conduct Other Business.

Each Party shall devote such time as may be required to fulfill any obligation assumed by it hereunder but:

(a) outside of the Area of Interest, Freeport and Amarc, and their respective Affiliates, shall be free to engage in any business or other activity, whether or not competitive with the activities of the other Parties, and whether or not such business activity or acquisition is a result of reviewing the information obtained from the Transaction, and in particular, this Agreement may not be construed to prevent Freeport or Amarc from acquiring any mineral rights or interests therein, real property rights, water rights, or other associated rights outside of the boundaries of the Area of Interest;

(b) no Party shall be under any fiduciary or other obligation to any other Party which shall prevent or impede such Party from participating in, or enjoying the benefits of, competing endeavours of a nature similar to the business or activity undertaken by the Parties hereunder; and

(c) the legal doctrines of "corporate opportunity" or "business opportunity" sometimes applied to Persons occupying a relationship similar to that of the Parties shall not apply with respect to participation by any Party in any business activity or

endeavour outside the Transaction, and, without implied limitation, a Party shall not be accountable to the others for participation in any such business activity or endeavour outside the Transaction which is in direct competition with the business or activity undertaken by the Parties under this Agreement, unless otherwise provided for in this Agreement.

Section 24.17 Mineral Exploration Tax Credit & Canadian Exploration Expense

Certain tax provisions are confidential.

Section 24.18 Execution in Counterparts and by Electronic Delivery.

This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Such counterparts may be delivered by regular post, courier or electronic mail.

Section 24.19 Rule Against Perpetuities.

The Parties do not intend that there shall be any violation of the rule against perpetuities, the rule against unreasonable restraints on alienation of property, the rule against remote vesting, or any similar rule. Accordingly, if any right or option to acquire an interest in the Assets or Additional Rights exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Parties hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

[*Signature page follows*]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date of the date first written above.

FREEPORT-MCMORAN MINERAL PROPERTIES CANADA INC.

By:

Personal information confidential.

AMARC RESOURCES LTD.

By: ______ By: ______

AURORA MINERALS LTD.

By:

SCHEDULE A
PROPERTY

[Entire schedule redacted.]

Subsequent Mineral Rights Agreements*

Other mineral rights agreements are confidential.

1.

2.

Underlying Agreements**

1. **Electrum Joy Royalty Agreement:** capped net smelter returns royalty agreement between United Mineral Services Ltd., as royalty payor (whose interest in the Electrum Joy Royalty Agreement was subsequently assigned to Amarc Resources Ltd), and Electrum Resource Corporation, as royalty holder, dated June 17, 2016.

2. **Electrum Pine Royalty Agreement**: capped net smelter returns royalty agreement between Amarc Resources Ltd., as royalty payor, and Electrum Resource Corporation, as royalty holder, dated July 25, 2017.

3. **Gold Fields Royalties**: Royalties reserved to Gold Fields pursuant to the schedules B and C of that certain Mineral Interests Option Agreement among Amarc Resources Ltd., Amarc Subco and Gold Fields dated August 11, 2017 as amended by that certain Amending Agreement dated December 6, 2019.

4. **Cazador Royalty**: capped net smelter royalty granted to Cazador pursuant to the mineral claim purchase agreement, between Cazador Resources Ltd. and Amarc Resources, dated November 9, 2019.

SCHEDULE B
MAP OF PROPERTY AND AREA OF INTEREST

Map boundaries are confidential.

SCHEDULE C
FORM OF ROYALTY AGREEMENT

See attached.

FORM OF NET SMELTER RETURNS ROYALTY AGREEMENT

Form of Net Smelter Returns Royalty Agreement is confidential.

[Entire schedule redacted.]

SCHEDULE D
FORM OF CONSTITUTION

See attached.

[Entire schedule redacted.]

SCHEDULE E
EXPENDITURES DEFINITION

[Entire schedule redacted.]